REDLINE COPY

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A

AMENDMENT 12

SEC File Number: 333-122094

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRST CORPORATION

Exact name of registrant as specified in its charter)

Colorado	1000	98-0219158
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

254-16 MIDLAKE BOULEVARD CALGARY, AB T2X 2X7 403.461.7283

(Address and telephone number of principal executive offices)

Agent for Service	With a Copy to:
Todd Larsen, CEO First Corporation 254-16 Midlake Boulevard Calgary, AB T2X 2X7 Telephone: (403) 461-7283 Fax: (403) 256-3302	Joseph I. Emas 1224 Washington Avenue Miami Beach, Florida 33139 Telephone: (305) 531-1174 Fax: (305) 531-1274

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.  [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be Registered	Proposed amount to be registered	Proposed Minimum offering Price per unit	Proposed Minimum aggregate offering Price	Proposed Maximum offering price per unit	Proposed maximum aggregate offering price	Amount of Registration fee

Common Stock	2,260,000	$ 0.15 per share	$ 100,000	$0.15 per share	$339,000	$39.90 *

No exchange or over-the-counter market exists for First Corporation’s common stock. The offering price was arbitrarily established by management and does not reflect market value, asserts or any established criteria of valuation.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION

Prospectus          , 2007

FIRST CORPORATION

2,260,000 shares of common stock

This is the initial public offering of our common stock and no public market currently exists for these shares.   First Corporation is offering, on a “self-underwritten” best efforts basis, for sale up to a maximum of 2,000,000 shares and a minimum 666,667 shares of our common stock at a price of $ 0.15 per share for a period of six months (one hundred and eighty days) from the date of this prospectus. All funds received from the sale of the initial 666,667 shares of our common stock will be held in our attorney’s escrow account to be distributed to us when the minimum is achieved or promptly returned to the investors in the event the minimum number of shares is not sold before the offering is closed.  There are no minimum purchase requirements for investors in this offering. No commissions will be paid for the sale of the 2,000,000 shares offered by us.

Concurrent with this offering, our selling shareholders are selling 260,000shares at the fixed price of      $ 0.15 per share until quoted on the OTC Bulletin Board, if ever, and thereafter at the Bulletin Board price.

This investment involves a high degree of risk.  See “Risk Factors” beginning on page 2.

Price to Public	Underwriting Commissions	Proceeds to First Corporation

Per Share: $ 0.15 per share	$0	$ 0.15 per share
Total Minimum Offering: $100,000 Total Maximum Offering: $ 300,000	$0 $0	$ 100,000 $ 300,000

If we are successful in obtaining a listing on the Over the Counter Bulletin Board (“OTCBB”), sales by selling shareholders only, may be at market prices or negotiated prices.  First Corporation must price its common shares at a firm price of $0.15 per share for the duration of the offering.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. The SEC has not made any recommendations that you buy or not buy the shares. Any representation to the contrary is a criminal offense

TABLE OF CONTENTS

Summary…………………………………….…...………………………………………………………	3
Risk Factors………………………………………………………………………………………...……	5
Use of Proceeds………………………………………………………………………………………….	10
Determination of Offering Price…………………………………………………………………………	15
Dilution…………………………………………………………………………………………………..	15
Selling Shareholders……………………………………………………………………………………..	16
Plan of Distribution……………………………………………………………………………………...	19
Legal Proceedings……………………………………………………………………………………….	25
Directors, Executive Officers, Promoters and Control Persons…………………………………………	25
Security Ownership of Certain Beneficial Owners and Management…………………………………..	27
Description of Securities………………………………………………………………………………...	29
Interests of Named Experts and Counsel………………………………………………………………..	30
Disclosure of Commission Position of Indemnification for Securities Act Liabilities…….…………	31
Organization Within Last Five Years…………………………………………………………………	31
Description of Business……………………………………………………………………………….	32
Plan of Operation……………………………………………………………………………………..	39
Description of Property……………………………………………………………………………….	45
Certain Relationships and Related Transactions……………………………………………………...	45
Market for Common Equity and Related Stockholder Matters………………………………………	45
Executive Compensation……………………………………………………………………………..	47
Financial Statements………………………………………………………………………………….	49
Changes in and Disagreements with Accountants Disclosure………………………………………..	66

Prospectus Summary

Please note that throughout this prospectus, the words "we", "our" or "us" refers to First Corporation and not to the selling stockholders.

The following summary is a shortened version of more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

First Corporation is a Colorado corporation and is in the business of mineral exploration. We have purchased and re-staked two mineral claims units, each comprising 1,280 acres, located in the Red Lake mining District, in the Province of Ontario, Canada that we refer to as the “FirstCorp” claims. We have the right to explore these claims and have not purchased the actual land on which the claims are filed. Our objective is to conduct mineral exploration activities on the FirstCorp claims in order to assess whether it possesses commercially exploitable reserves of minerals. We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on any of our claims and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future development is determined. The claim numbers to these claims have been recorded as claim no’s: KRL301642 and KRL301643, Red Lake Mining District, Ontario NTS 52K14.

In the mining industry we are considered an exploration company. This means that we are involved in the examination and investigation of land that we believe may contain valuable minerals for the purpose of discovering the presence of ore, if any, and its extent. No commercially exploitable reserves have been found on the FirstCorp claims and we cannot assure investors that any such reserves will be found.  As of December 31, 2006 we have expended no funds on exploration of our mineral claims.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations.

Name, Address, and Telephone Number of Registrant

First Corporation

254-16 Midlake Boulevard

Calgary, AB T2X 2X7

403.461.7283

403.256.3302

The offering

Price per share Offered	$0.15
Common Stock currently outstanding	11,510,000
Common Stock offered by the Company (minimum)	666,667 shares
Common Stock offered by the Company (maximum)	2,000,000
Common Stock to be outstanding after the offering	13,510,000 shares (assuming all shares are sold)

The following information reflects a 2-1 forward stock split and a subsequent 5-2 stock forward split.

Concurrent with this offering, our selling shareholders are selling 260,000 shares of common stock that represents slightly over eleven percent (11.51%) of the common stock being offered in this registration statement. Initially 44,000 shares of common stock were issued for cash consideration of $0.50 per share on October 5, 2004. On October 10, 2004 we forward split our stock on a 2 to 1 basis. On December 15, 2004 we issued 16,000 shares of our common stock @ $0.25 per share. On September 20, 2005 we forward split our issued and outstanding common stock on a 5 for 2 basis, resulting in an actual cost of

$ 0.10 per share, 66.66% of the offering price of $0.15 per share.  Selling shareholders must sell their shares at a fixed price of $ 0.15 per share until the shares are successfully listed on the OTC Bulletin Board, if ever.

No arrangement is in place to counter this effect. The selling shareholder offering is concurrent with the offering of 2,000,000 shares at $ 0.15 per share by us. Both offerings are being registered pursuant to this prospectus.

The offering price of this issue was arbitrarily set by us. We determined the amount of money needed to start the business; added a contingency amount; and allowed for our printing, legal and accounting costs. We established an offering price based on the foregoing.

The offering will conclude when all of the 2,000,000 shares of our common stock have been sold, or six months from the date of this prospectus, whichever occurs first.

Summary Financial Information

Balance sheet

	March 31 2007	March 31 2006
Cash	$ 723	$ 1,477
Total Assets	$ 723	$ 1,477
Total Liabilities	$ !0,525	$6,500
Total Stockholders’ Equity	$ (9,802)	$(5,023)

Statement of Loss and Deficit

	From inception (December 27, 1995) March 31, 2007	From inception (December 27, 1995) To March 31, 2006	From inception (December 27, 1995) to March 31, 2005
Operation Expenses	$52,152	$47,373	$22,697
Net Loss	$52,152	$47,373	$23,697

Risk Factors

If we do not obtain additional financing, our business will fail.

Our current operating funds are less than necessary to complete the exploration of our mineral claims, and therefore we will need to obtain additional financing in order to complete our business plan. As of December 31, 2006 we had cash on hand in the amount of $743. Our business plan calls for significant expenses in connection with the exploration of the FirstCorp claims. The phase one exploration program on the claims as recommended by our consulting geologist is estimated to cost approximately $ 50,000. We are proposing to raise this amount pursuant to this offering. We may require additional financing in order to complete the phase two activities.  We were able to re-stake our claims and update our geological report for a lesser amount US$ 6,500 avoiding the minimum assessment of approximately $10,000 ($12,800 Cdn) required by the government of Ontario and extending the minimum assessment deadline to May 20, 2007 to keep our claims in good standing. This re-staking was done by a professional staking crew and was arranged by coast Mountain Geological Ltd., our geological consultants.  Coast Mountain also updated our geological reports.

Our Geological consultants are proceeding on our claims as of May 21, 2007 to complete the magnetometer survey as outline in phase 1 of our recommended exploration program. The US$ 20,000 advanced by our officers and directors will keep required assessment work current and our claims in good standing until May 20, 2009 .. Management has no reasonable belief that the any factor will delay the completion of the survey. We plan on spending at least US $50,000 on our claims during 2007 as recommended by our independent geologist. If we cannot raise funds for the exploration expenditures, we must enter into a joint venture with another party, sell our claims completely or lose any interest in the FirstCorp claims. In the event of any of the above you could lose all or part of your investment in this offering.

Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment.

We have not commenced exploration of our claims, and have no way to evaluate the prospects our being able to operate our business successfully. We were incorporated on December 27, 1995, and subsequent to our organizational activities, we have attempted from time to time, to identify and obtain business opportunities. These efforts were not successful and no business plan was ever implemented until we were able to obtain our claims. We have not earned any revenues and we never achieved profitability. If you are considering being an investor you should be aware of the difficulties normally encountered by mineral exploration companies and the high rate of failure of such enterprises. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will likely fail and you will lose your entire investment in this offering.

Because our executive officers have only limited experience in mineral exploration and do not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail.

Todd Larsen, our President, Chief Executive Officer and a First Corporation director, has only limited experience as an officer or director of a mineral exploration company and he does not have formal training as a geologist, engineer or in the technical aspects of management of a mineral exploration company.  As a result of this inexperience, there is a higher risk of our being unable to complete our business plan for the exploration of our mineral claims. In addition, we will have to rely on the technical services of others with expertise in geological exploration in order for us to carry our planned exploration program. If we are unable to contract for the services of such individuals, it will make it difficult and maybe impossible to pursue our business plan. There is thus a higher risk that our operations, earnings and ultimate financial success could suffer irreparable harm and our business will likely fail and you will lose your entire investment in this offering.

Because of the speculative nature of mineral claims exploration, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.

The search for valuable minerals as a business is extremely risky. We can provide investors with no assurance that the FirstCorp claims contains commercially exploitable reserves. Exploration for minerals is a speculative venture necessarily involving substantial risk. The exploration work that we intend to conduct on the FirstCorp claims may not result in the discovery of commercial quantities of ore. Problems such as unusual or unexpected rock formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan and you would lose your entire investment in this offering.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. We currently have no such insurance and nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all our assets resulting in the loss of your entire investment in this offering.

If we discover commercial reserves of precious metals on our mineral claims, we can provide no assurance that we will be able to successfully place the mineral claims into commercial production.

Our mineral claims do not contain any known bodies of ore. If our exploration programs are successful in establishing ore of commercial tonnage and grade, we will require additional funds in order to place the mineral claims into commercial production. In such an event, we may be unable to obtain any such funds or to obtain such funds on terms that we consider economically feasible and you may lose your entire investment in this offering.  Because of the magnitude of putting a proven ore body into commercial production, we could well be faced with entering into some form of joint venture agreement with a large mining concern that has the resources and expertise in developing a mine.  Should this be the case First Corporation would be forced to give up control and accept a minority position in the venture.  This could negatively affect the value of your shares.

Because access to our mineral claims could be restricted by inclement weather, we could be delayed in our exploration and any future mining efforts.

We are extremely fortunate that our mineral claims are bisected by a fully improved provincial highway and are further accessible by a series of roads and trails that were left from past logging activity.  However, we at all times run the risk of heavy snows, extremely heavy rains that could wash out the highway or make movement on the claims difficult or impossible.  If this should occur it would possibly delay getting proper equipment on the claims and proper location of that equipment.  This could result in serious delays to our exploration.  We had assumed previously that access would be limited to May through October as is usual in the Canadian north.  Because of the paved highway running through and several roads and trails throughout our claims that were built originally for heavy logging trucks, we will have access on a year-round basis, subject always to extreme weather conditions.

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program.

There are several governmental regulations that materially restrict the exploration of minerals. We will be subject to the Mining Act of the Province of Ontario as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program.

If we do not obtain clear title to our mineral claims, our business may fail.

While we have obtained geological reports with respect to our mineral claims, this should not be construed as a guarantee of title. The claims may be subject to prior unregistered agreements or transfers or native land claims, and title may be affected by undetected defects. The FirstCorp claims has not been surveyed and therefore, the precise location and boundaries of the claims may be in doubt. We will likely complete a survey on the claims as part of the proposed phase two exploration work program. If the survey results are defective, we could lose all right and title to the ground now held by the mineral claims. There may be legal remedies against Ruza Resources Ltd. and its principal stockholder, Jaroslav Ruza, if the representations and warranties provided in the agreement are not accurate. However, there are no assurances of legal success and there are no assurances, if a legal claim was successful, that we would be compensated adequately to cover the losses on your investment in this offering.

Because market factors in the mining business are largely out of our control, we may not be able to market any ore that may be found.

The mining industry, in general, is intensively competitive and we can provide no assurance to investors even if commercial quantities of ore are discovered that a ready market will exist for the sale of any ore found.  Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital and you may lose your entire investment in this offering.

If we complete a financing through the sale of additional shares of our common stock, then shareholders will experience dilution.

The offering price of $0.15 per share is substantially higher than the net tangible book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate dilution of at least $0.11 per share if the maximum offering is completed. This dilution is due to earlier investors in our company having paid substantially less than the offering price when they purchased their shares. In addition, the most likely source of future financing presently available to us is through the sale of shares of our common stock. Any sale of shares will result in dilution to investors participating in this offering and to existing shareholders, which may result in a decrease in the price our common stock and the loss of part or all of your investment in this offering.

Our President And Chief Executive Officer Has Complete Control Of The Company And May Make Arbitrary Decisions That May Have A Negative Effect On Other Shareholders.

Todd Larsen, President and CEO of First Corporation owns Seven Million, Five Hundred Thousand (7,500,000) if the Eleven Million, Five Hundred and Ten Thousand (11,510,000) issued and outstand shares of common stock.  This equates to 65.16 % of the shares issued and 55.5% if we complete all of this offering. As a result, any decision he may make will implemented.  Mr. Larsen will have the ability at all times to direct our affairs in a manner that he sees fit and that may be in direct contrast to the interests of the other stockholders. This fact should be seriously considered before making any investment in our enterprise.

If We Do Not Discover a Commercially Viable Mineral Deposit on Our Claims and Start Production We Will Have No Revenues, an Event That May Never Happen or May Take Years To Happen.

First Corporation is a junior exploration concern.  That means that our function is to explore, investigate and assess a mineral claims before any decision is made as to its viability as a producer let alone developing it as a mine.  There are a minimum of three extensive steps in the exploration process.  Each step requires increasing amounts of funding.  If and when management and our consultants determine that we have commercial claims we face a critical decision: whether to seek the immense amount of capital necessary and proceed to develop a producing claims on our own or to seek an alliance with one or more large mining companies that have the experience, personnel and financial depth to carry forward the creation of a producing mine.  Until we see the production of actual ore from our claims we will see no revenues.  Any investment decision based on revenues should take all of the above factors into consideration.

Our Officers And Directors May Decline to Cover The Balance of the Costs Of This Offering, Putting All Shareholders in Jeopardy.

Should Mr. Larsen and Ms. Cousineau decline to cover to satisfy the balance of the expenses incurred for this offering all shareholders, including them and the selling shareholders and the vendor of the mineral claims would be placed in jeopardy and the registrant would be insolvent.

Should this come to pass the value of all shares would be nil and all shareholders would lose their investment.

Risks Related to the Securities Market

There is no liquidity and no public market for our common stock and it may prove impossible to sell your shares.

                                                                                                  8

There is currently no market for our common stock and we can provide no assurance that a market will develop. We currently plan to apply for listing of our common stock on the NASD over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part.  However, we can provide investors with no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.  If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock. In such a case, shareholders may find that they are unable to achieve benefits from their investment.

We are competing with our selling securities holders in our sales in this offering and this may hurt our ability to sell.

Concurrently with our offering of 2,000,000 shares, our selling security holders are offering 260,000 shares of our stock.  We will not receive any proceeds from the sales, if any, of the 260,000 shares offered by our selling security holders. Because of this, our ability to sell shares and to raise necessary capital may be severely impeded. We could become more impeded if our shares are quoted on the OTCBB, since our shareholders may sell at a price below $.15 per share and this could have a negative impact upon our ability to sell our 2,000,000 shares.

Our Auditors have expressed substantial doubt about our ability to continue as a “going concern”.

The accompanying financial statements have been prepared assuming that we will continue as a going concern.  As discussed in Note 1 to the financial statements, we were incorporated on December 27, 1995, and we do not have a history of earnings, which raises substantial doubt about our ability to continue as a going concern. Our management's plans in regard to this matter are described in Note 6. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Forward-Looking Statements

This prospectus includes forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus. You should not rely on these forward-looking statements which apply only as of the date of this prospectus. These statements refer to our future plans, objectives, expectations and intentions. We use words such as “believe,” “anticipate,” “expect,” “intend,” “estimate” and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could contribute to these differences include those discussed in the preceding pages and elsewhere in this prospectus.

Risks associated with forward-looking statements.

This prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations, including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to:

(1) Our ability to market ore that may be found, (2) Our ability to obtain clear title to our claims,
(3) Our ability to overcome delays in exploration and mining efforts,
(4) Our ability to find commercially exploitable minerals, and
(5) Our ability to obtain and retain sufficient capital for future operations.

Use of Proceeds

The following table indicates the use of proceeds based on the percentage of the financing that is successfully sold.

Analysis of Financing Scenarios

Expenses	Table 1 100% of Offering Sold	Table 2 75% of Offering Sold	Table 3 50% of Offering Sold	Table 4 331/3 % of Offering Sold
Gross Proceeds	$300,000	$225,000	$150,000	$100,000
Less: Expenses of Offering SEC filing fees	45	45	45	45
Legal Fees	15,000	15,000	15,000	15,000
Accounting	7,000	7,000	7,000	7,000
Electronic Filing & Printing	9,955	9,955	9,955	9,955
Net Proceeds	268,000	193,000	118,000	68,000
Use of Net Proceeds
Phase One Expenses
Geologist	7,000	7,000	7,000	7,000
Grid Emplacement	8,000	8,000	8,000	8,000
GPS Survey	5,000	5,000	5,000	5,000
HLEM Magnetometer Survey	20,000	20,000	20,000	20,000
Report	5,000	5,000	5,000	5,000
Contingency (10%)	5,000	5,000	5,000	5,000

One year’s Working Capital	218,000	143,000	68,000	18,000
Legal	4,500	4,500	4,500	4,500
Accounting	7,000	7,000	7,000	7,000
Transfer Fees	1,200	1,200	1,200	500
Office Expenses	7,000	7,000	7,000	-

Additional Claims Acquisition	30 ,000	25,000	10,000	-
Reserve for Phase two	100,000	98,300	-	-
General Working Capital	68,300	-	38,300	6,000
Total Use of Net Proceeds	$258,000	$193,000	$118,000	$68,000

Under table 1, 100% or 2,000,000 of the shares being offered (maximum offering) will be sold for gross proceeds of $300,000. The offering should provide adequate capital to fund the costs of the offering, fund the phase one exploration work program on the mineral claims, fund the necessary filing fees on the mineral claims over the next twelve months, provide funds for one or more additional exploration properties and fund the costs of our operations over the next twelve months. The excess of proceeds above these costs is $68,300 and is allocated to general working capital.

If after completing the phase one exploration work program, the determination is not to proceed with the phase two work program, we will use the funds for future working capital requirements to keep us in good standing with the appropriate regulatory authorities. These costs consist predominately of legal and accounting costs for quarterly and annual reports and transfer agent fees. If it is determined that we should not proceed with phase two of the exploration program, we will have adequate capital to acquire one or more interesting prospects that are worthy of investigation.

Once we complete our current exploration program and are successful in identifying a mineral deposit, we will have to spend substantial funds on farther drilling and engineering studies before we will know if we have a commercially viable mineral deposit.

Table 2

Under table 2, 75% or 1, 500,000 of the shares being offered will be sold for gross proceeds of

$225,000. The offering should provide adequate capital to fund the costs of the offering, fund the phase one exploration work program on the mineral claims, fund the necessary filing fees on the mineral claims over the next twelve months and fund the basic costs of our operations over the next twelve months. The $98,300 has been preliminary designated for phase two of the mineral exploration program on the mineral claims, dependent on our determination to proceed with phase two. The phase two mineral exploration program is budgeted for $ 100,000 which will not require us to raise additional funds to cover the costs of the exploration program and the general and administrative costs to administer phase two as outlined above in Table 1.

At the present time we do not know of any contingencies that would be likely to cause us to change our use of proceeds. If after completing the phase one exploration work program, the determination is not to proceed with the phase two exploration work program, we will use the funds for future working capital requirements to keep us in good standing with the appropriate regulatory authorities and to investigate other mineral prospects.

Table 3

Under table 3, 50% or 1,000,000 of the shares being offered will be sold for gross proceeds of $150,000.

The offering should provide adequate capital to fund the costs of the offering, fund the phase one exploration work program on the mineral claims, fund the necessary filing fees on the mineral claims over the next twelve months and fund the basic costs of our operations over the next twelve months. The excess of proceeds above these costs is $36,300 and is allocated to general working capital.

The $ 68,000 has been preliminarily designated for phase two of the mineral exploration program on the mineral claims dependent on our determination to proceed with phase two. The phase two mineral exploration program is budgeted for $ 100,000 which requires us to raise additional funds to cover the costs of the exploration program as well as any financing costs to raise the additional funds and the general and administrative costs to administer the Phase 2 mineral exploration program. At this time, there are no plans to raise any additional funds in the future and there are no assurances that we will be able to raise such additional funds. If we need additional funds and cannot raise them, we will have to suspend or cease operations. These funds may also be used for unanticipated expenses and contingencies including, but not limited to, additional legal fees, accounting and auditing fees, regulatory filing fees and general administrative expenses. At the present time we do not know of any contingencies that would be likely to cause us to change our use of proceeds. If after completing the phase one exploration work program, the determination is not to proceed with the phase two exploration work program, we will use the funds for future working capital requirements to keep us in good standing with the appropriate regulatory authorities. These costs consist predominately of legal and accounting costs for quarterly and annual reports and transfer agent fees.  Some of these funds could be used to acquire one or more prospects that our geologists and engineers recommend for exploration.

Table 4

Under table 4, 33 1/3% or 666,667 of the shares being offered are sold for gross proceeds of $100,000, the minimum amount to be raised from this offering. All funds received from the sale of the initial 333,334 shares of our common stock will be held in our attorney’s escrow account to be distributed to us when the minimum is achieved or promptly returned to the investors in the event the minimum number of shares is not sold before the offering is closed. The offering should provide adequate capital to fund the balance of the costs of the offering, fund the phase one exploration work program on the mineral claims, fund the necessary filing fees on the mineral claims over the next twelve months and fund the basic costs of our operations over the next twelve months.  There will be no funds available for claims acquisition and office expenses will be extremely minimized.

With no funds available from the offering for phase two of the mineral exploration program if we should determine to proceed with phase two. The phase two mineral exploration program is budgeted for $100,000 which requires us to raise additional funds to cover the costs of the exploration program as well as any financing costs to raise the additional funds and the general and administrative costs to administer the phase two mineral exploration program. At this time, there are no plans to raise any additional funds in the future and there are no assurances that we will be able to raise any additional funds. If we require additional funds and are unable to raise them we will have to suspend or cease operations. These funds may also be used for unanticipated expenses and contingencies including, but not limited to, additional legal fees, accounting and auditing fees, regulatory filing fees and general administrative expenses. At the present time we do not know of any contingencies that would be likely to cause us to change our use of proceeds.

If after completing the phase one exploration work program, the determination is not to proceed with the phase two exploration program, we will use the funds available for future working capital requirements to keep us in good standing with the appropriate regulatory authorities. These costs consist predominately of legal and accounting costs for quarterly and annual reports and transfer agent fees.

General Working Capital

We are and Exploration Stage Company.  That is, our business is to acquire mineral claims and spend our funds to determine whether or not there are commercial mineral reserves present.  This process is done in stages for two primary reasons: (a) to conserve our available capital and (b) to methodically document the exploration process for future use and availability, if and when, we seek further financing or a joint venture partner to further or complete our exploration and become a commercially viable operation.

A detailed breakdown of phase 2 covering expenditures should we complete our 2,000,000 share offering or a completion of 75% of our offering follows:

From working capital the sum of $100,000 has been preliminary designated for phase 2 of the mineral exploration program on the mineral claims dependent on our determination to proceed with phase two. This figure is an estimate.  Specific costs will be determined at the commencement of phase 2.

Variations in costs will be determined by the availability and current cost of a geologist and crew.  Prices and tariffs for trenching equipment and its labor and transportation may vary somewhat. The exact number of samples taken and assayed will determine the exact cost of this procedure. We believe that our estimates are fairly accurate and the cumulative cost projections are accurate. Other than the slight variations mentioned above we have no intention of significantly deviating from this plan.

Our consulting geologist has advised us the he will analyze the results from the Phase 1 program and draw up a list of recommendations.  His recommendations will likely include:

expense for geologist and crew to narrow grid

$12,000;

sampling and analysis of samples,

$  9,000;

trenching sampling and analysis

(including equipment transport and operator)

$30,000;

churn drilling, sampling and analysis

(including equipment transport and operating crew), $40,000; and

Contingency of

$  9,000.

Total

$100,000

An integral part of our business plan is to provide for the acquisition of further mineral claims to enhance our chances of discovering commercial reserves.  An alternate plan would be to become someone else’s joint venture partner, adding our financial strength to further explore properties that have gone through initial stages of exploration and show promise.

In summary, the more capital that is at our disposal, the more chances we have to be successful.  If we are able to attract subscribers for the maximum of our share offering we will be in a much better position  than if we attract only the minimum amount of capital.

We will not compensate any officer or director from the proceeds of this offering and we have not allocated any capital for any such remuneration.

Mr. Larsen, our president and Ms. Cousineau, our secretary/treasurer have verbally indicated that they will advance up to $45,000 over the next six months to cover any additional funds necessary for us to proceed with this offering and to cover the $10,000 required minimum expenditure on our claims by May 20, 2007.  These funds will be advanced to pay for the balance of the estimated offering costs of $34,000. Our officers and directors have advanced a total of $US 20,000 to First Corporation and have executed a contract with Coast Mountain Geological to do the HLEM Magnetometer survey called for in our phase 1 budget.  Upon completion, the moneys expended will satisfy the minimum requirements required to keep our claims in good standing until May 20, 2009.  Management has no reasonable belief that the any factor will delay the completion of the survey. Mr. Larsen and Ms. Cousineau have verbally agreed that these funds would be advanced as shareholder loans, would bear no interest and would have no terms of repayment other than any accumulated shareholder loans for the purpose of paying for our offering costs will be repaid out of the proceeds of this offering. Neither Mr. Larsen nor Ms. Cousineau is legally obligated to provide such loans.

Ms. Cousineau has already advanced $6,500 to re-stake our claims and provide an updated geological report.  The decision to advance this money was made outside of her commitment to advance funds for the completion of this offering.  Ms. Cousineau has agreed that the $6,500 would be loaned outside of the above-mentioned commitment.  This loan will not be repaid out of the proceeds of this offering.

Determination of Offering Price

The offering price of this issue was set arbitrarily by our executives by taking into account funds necessary to implement our business plan and the expenses of preparing, amending and filing this offering; added amounts to cover contingencies and dividing the resultant sum by a price per share that we feel will be acceptable to potential investors.  The offering price does not reflect market value, assets or any established criteria of valuation.

Dilution

Prior to this offering there are 11,510,000 shares of stock issued and outstanding; 260,000 of these shares are being registered for sale by our present shareholders in this prospectus. The selling shareholder offering is concurrent with the offering of 2,000,000 shares at $0.15 per share by us. Both offerings are being registered pursuant to this prospectus.

The following table illustrates the difference between the price paid by present shareholders and the price to be paid by subscribers to this offering.

Shareholder type	Average of price paid	Percentage of consideration (33 1/3% subscription)	Percentage of consideration (75% subscription)	Percentage of consideration (100% subscription)	Percentage of shares held (33 1/3% subscription)	Percentage of shares held (75% subscription)	Percentage of shares held (100% subscription)
Present shareholders	$0.003	29.75	15.84	12.37	95.57	90.56	87.80
Investors in this offering	$ 0.15	70.25	84.16		4.43	9.44	12.20

The following table will show the net tangible value of the shares before and after shares are subscribed in this offering. The net tangible value after shares are subscribed for is net of the estimated offering expenses of $32,000.

	Before offering	After 33 1/3% of offering	After 75% of offering	After 100% of offering
Net tangible book value per share:	$0.000	$0.01	$0.02	$0.02
Increase in net tangible book value for current investors:	NA	$0.01	$0.02	$0.02
Dilution factor to new investors:	NA	$0.14	$0.13.	$0.13

The above table indicates that our net tangible book value as of June 30, 2006 was $0.000.  If one-third of this offering were subscribed to (our minimum) you would lose 14 cents value (93.3%) of the 15 cents you paid per share. If three quarters of this offering were subscribed to, you would lose 13 cents value (87%) of the 15 cents you paid per share. If all of the offering were completed you would still lose 13 cents (86%) per share of the 15 cents you invested.

“Dilution” means the difference between our public offering price of $0.15 per share and our pro forma net tangible book value per share after giving effect to this offering. Net tangible book value per share is determined by dividing our tangible net worth, consisting of tangible assets less total liabilities, by the number of shares outstanding. The above table shows the net tangible book value of our shares both before and after the completion of this offering.

Selling Shareholders

The selling shareholders named in this prospectus are offering   260,000 shares of the   2,260,000 shares of common stock offered through this prospectus. The shares of our common stock that the selling shareholders are registering were acquired from us in an offering that was exempt from registration under Section 4 (2) and Regulation S of the Securities Act of 1933. The selling shareholder offering is concurrent with the offering of 2,000,000 shares at $ 0.15 per share by us. Both offerings are being registered pursuant to this prospectus.

Other than the costs of preparing this Prospectus and a registration fee to the Securities and Exchange Commission, we are not paying any costs relating to the sales of shares of our common stock by the Selling Shareholders. Each of the Selling Shareholders, or their transferees, and intermediaries to whom such securities may be sold may be deemed to be an “underwriter” of the common stock offered in this prospectus, as that term is defined under the Securities Act. Each of the Selling Shareholders, or their transferees, may sell shares of our common stock from time to time for their own account in the open market at the prevailing prices, or in individually negotiated transactions at such prices as may be agreed upon. The net proceeds from the sale of shares of our common stock by the Selling Shareholders will inure entirely to their benefit and not to ours.

Until we are listed for trading on the OTC Bulletin Board selling shareholders are restricted to selling their shares at $ 0.15 per share. Their shares may be sold through brokers or dealers or through private transactions at the offering price of $ 0.15 per share.   Once we are listed, their shares may be offered for sale from time to time in regular brokerage transactions in the over-the-counter market, or through brokers or dealers, or in private sales or negotiated transactions, or otherwise, at prices related to the then prevailing market prices. Thus, in a sale to the public, they will be required to deliver a current prospectus in connection with the offer or sale of their shares of our common stock. In the absence of a current prospectus, if required, these shares of our common stock may not be sold publicly without restriction unless held by a non-affiliate for two years, or after one year subject to volume limitations and satisfaction of other conditions. The Selling Shareholders are hereby advised that Regulation M of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 will be applicable to their sales of these shares of our common stock. These rules contain various prohibitions against trading by persons interested in a distribution and against so-called “stabilization” activities.

The Selling Shareholders, or their transferees, might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933 and any profit on the resale of these shares of our common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any sale of these shares of our common stock by Selling Shareholders, or their transferees, through broker-dealers may cause the broker-dealers to be considered as participating in a distribution and subject to Regulation M promulgated under the Securities Exchange Act of 1934, as amended. If any such transaction were a “distribution” for purposes of Regulation M, then such broker-dealers might be required to cease making a market in our equity securities for either two or nine trading days prior to, and until the completion of, such activity.

The Selling Shareholders named in this prospectus are offering all of their shares of common stock through this prospectus. None of our selling share holders are broker-dealers or have any affiliation with any broker dealers. Any changes in selling security holders after the registration statement is effective would be reflected in a Post-Effective amendment.

The following table provides as of the date of this prospectus information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1. the number of shares owned by each prior to this offering;
2. the total number of shares that are to be offered for each;
3. the total number of shares that will be owned by each upon completion of the offering;
4. the percentage owned by each; and
5. the identity of the beneficial holder of any entity that owns the shares.
Name of selling Shareholder	Shares owned prior to this offering	Total number of shares to be offered for selling shareholder’s account	Total shares to be owned Upon completion of this offering	Percent owned upon completion of this offering

Daniel O’Shaughnessy 1124 Stony Lane Gladwyn, PA 19035 Corey Nikoloric 7070 East 11th Avenue Denver, CO 80220	5,000 5,000	5,000 5000	-0- -0-	-0- -0-
Tom J. Charlton 7816 Calla Donna PL SW Calgary, AB T2P 3G6	10,000	10,000	-0-	-0-
Timothy K. Wong 66-15 52nd Avenue Maspeth, NY 11378	10,000	10,000	-0-	-0-
Kathleen F. Sullivan 8 Loucroft Avenue Haden Heights, NJ 08035	10,000	10,000	-0-	-0-
Ronald Chan 104 – 360 East 14th Avenue Vancouver, BC V5T 2M8	10,000	10,000	-0-	-0-
Anne Dysart 419 Huntsville Crescent, NW Apartment 3 Calgary, AB T2K 4W3	10,000	10,000	-0-	-0-
Janet Loss 1780 South Bellaire, Suite 500 Denver, CO 80222	10,000	10,000	-0-	-0-
Timothy E. Conlon 3538 Collins Street Castle Rock, CO 80108	10,000	10,000	-0-	-0-
Darryl Culp 1705 Ramsay Street, SE Calgary, AB T2G 4H6	10,000	10,000	-0-	-0-
Brent Jardine 140 East 27th Street North Vancouver, BC V7N 1B5	10,000	10,000	-0-	-0-
Ralph Biggar 989 Richards Street, Suite 503 Vancouver, BC V6B 6R6	10,000	10,000	-0-	-0-
John Azzolini 3002-7171 Coachhill Road Calgary, AB T3H 3R7	10,000	10,000	-0-	-0-
Paul Fong 1802 – 888 Pacific Street Vancouver, BC V6Z 2S6	10,000	10,000	-0-	-0-
Patricia A. Tarantino 2 Overlook Road Plymouth, MA 02360	10,000	10,000	-0-	-0-
James F. Conway 901 East Clements Bridge Road Runnemede, NJ 08078	10,000	10,000	-0-	-0-
Doug Kincaid 7648 Severn Drive Denver, CO 80230	10,000	10,000	-0-	-0-
Martin O’Shaughnessy 305 Crystal Lake Avenue Haddonfield, NJ 08033	10,000	10,000	-0-	-0-
Robert D. Welliver 530 Kennerly Road Springfield, PA 19064	10,000	10,000	-0-	-0-
Mary Elizabeth Walters 2765 NE 19th Street Fort Lauderdale, FL 33305	10,000	10,000	-0-	-0-
Rachael Hodyno 7617 SW 105 Avenue Miami, FL 33173	40,000	40,000	-0-	-0-

Except as otherwise noted in the above list, the named party has purchased for cash and beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 11,510,000 shares of common stock outstanding on the date of this prospectus.

Plan of Distribution

General

Currently, we plan to have our officers and directors, specifically Mr. Larsen and Ms. Cousineau sell their common shares on a self-underwritten basis. The will receive no discounts or commissions. Our officers will deliver prospectuses to those individuals who they believe might have interest in purchasing all or part of this offering.

We will attempt to sell a maximum of 2,000,000 shares of our common stock to the public at a price of $0.15 per share on a “self underwritten” basis. We have established a minimum offering of 666,667 shares of common stock at $0.15 per share with proceeds of $100,000.  If this minimum is not reached during the effective period of this prospectus, all monies will be promptly returned to subscribers.  We have established an Escrow Account with our legal counsel, Joseph I. Emas.  All funds will be deposited in this escrow account until the minimum subscription of $100,000 dollars is reached.  Upon reaching the minimum, all funds will be released to First Corporation.  If the minimum is not reached, all funds will be immediately returned to the prospective investors. No interest will be earned on the escrowed funds and no interest will be paid to subscribers if we are unsuccessful in reaching the minimum subscription. Mr. Emas has agreed to a flat fee of $1,000 for acting as our escrow agent until the minimum is reached.  Should we be unsuccessful in reaching the minimum subscription amount, payment of the escrow agent fee will be likely paid by our officers and directors although our officers and directors while making a non-bonding commitment to satisfy the fee, have no legal obligation to do so. There can be no assurance that any of these shares will be sold. Our gross proceeds will be $300,000 if all the shares offered are sold. Neither we nor our officer or directors, nor any other person, will pay commissions or other fees, directly or indirectly, to any person or firm in connection with solicitation of the sales of the shares.

The following discussion addresses the material terms of the plan of distribution.

There is currently no market for any of our shares and little likelihood that a public market for such securities will develop after the closing of this offering or be sustained if developed. As such, investors may not be able to readily dispose of any shares purchased in this offering.

Shares will be sold in reliance upon the safe harbor provisions of Rule 3a4-1 under the

Exchange Act. Our officers and directors, Todd Larsen and Sheryl Cousineau will conduct the offering. Although Mr. Larsen and Ms. Cousineau are associated persons as that term is defined in Rule 3a4-1 under the Exchange Act, they will not be deemed to be a broker or dealer in the sale of our securities. More particularly Mr. Larsen and Ms. Cousineau satisfy Rule 3a4-1 of the Exchange Act for the following reasons:

* Mr. Larsen and Ms. Cousineau are not subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of his participation in the sale of our securities.

* Neither Mr. Larsen nor Ms. Cousineau will be compensated for their participation in the sale of our securities by the payment of commission or other payment based either directly or indirectly on transactions in securities.

* Mr. Larsen and Ms. Cousineau are not associated persons of a broker or dealers at the time of his participation in the sale of our securities.

* Both Mr. Larsen and Ms. Cousineau meet the conditions of paragraph (a)(4)(iii) of Rule 3a4-1 under the Exchange Act and accordingly they will restrict their participation to the following activities:

a) Preparing any written communication or delivering any communication through the mails or other means that does not involve oral solicitation by him of a potential purchaser. Such written communication shall be approved by our Board of Directors.

b) Responding to inquiries of potential purchasers in a communication initiated by the potential purchasers, provided however, that the contents of responses are limited to information contained in a registration statement filed under the Securities Act or other offering document. Any contact with potential purchasers by Mr. Larsen and Ms. Cousineau shall be in form of returning a telephone call from a communication initiated by the potential purchasers in the event the potential purchasers cannot reach Mr. Larsen and Ms. Cousineau directly or respond by written communication.  No direct or indirect solicitation shall be conducted and no discussion shall include any information outside of that contained in a registration statement filed under the Securities Act or other offering document.

c) Performing ministerial and clerical work involved in effecting any transaction, specifically, overseeing the mailing of any communication and responding to potential purchasers as described in (b) above.

Joseph I. Emas, our securities counsel, has opined with respect to our stock.

Mr. Larsen and our other director, Ms. Cousineau as well as all current shareholders, may purchase securities in this offering upon the same terms and conditions as public investors without limitation. Mr. Larsen and Ms. Cousineau as well as current shareholders may purchase securities in this offering to reach the minimum offering amount. We have informed both Mr. Larsen and Ms. Cousineau that while they are purchasing the securities, they

(1) are required to comply with Regulation M under the Securities Exchange Act of 1934 (as described in more detail below);
(2) may not engage in any stabilization activity, except as permitted under the Securities Exchange Act of 1934;
(3) are required to furnish each broker-dealer (who may offer the common stock to be resold by our shareholders) copies of this prospectus, and
(4) may not bid for or purchase any of our securities or attempt to induce any person to purchase any such securities except as permitted under the Securities Exchange Act of 1934.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.  Mr. Larsen and Ms. Cousineau, if they purchase securities to reach the minimum offering, will either (i) purchase securities immediately prior to the completion of the offering in order to reach the minimum amount; or (ii) make such purchases in reliance on an exemption pursuant to Regulation M, particularly that of purchases of securities from an issuer or selling security holder in connection with a distribution, that are not effected on a securities exchange, or through an inter-dealer quotation system or electronic communications network.

Both Mr. Larsen and Ms. Cousineau intend to deliver copies of the registration statement to close friends, relatives, former investors and business associates with a view to having them subscribe for shares of the offering. The registration statement will also be shown to other persons that either of our directors have reason to believe may have an interest in investing in First Corporation. Mr. Larsen and Ms. Cousineau will respond to inquiries of potential purchasers who have reviewed the registration statement and have questions regarding the offering. Responses to these inquiries will be limited to the contents of the registration statement. Investors will not be provided with any ancillary information. Mr. Larsen and Ms. Cousineau intend to contact all the investors who received a requested copy of the registration statement to see if the investor wishes to participate in the offering. The process will continue until we decide to close the offering or cease selling efforts.

The offering will remain open for a period until _____, 2007 or 180 days from the date of this prospectus, unless the entire gross proceeds are earlier received or we decide, in our sole discretion, to cease selling efforts. Concurrent with this offering, our selling shareholders are selling 260,000 shares of common stock which represents over eleven percent of the common stock being offered in this registration statement. The 260,000 shares of common stock were issued for an effective cash consideration of $ 0.10 per share in October of 2004 which is 66.67 % of the offering price to the public of $0.15 per share in this registration statement. The effect of the selling shareholders is they may be willing to sell at lower prices than the $ 0.15 price per share in our offering once our shares are successfully listed on the OTCBB. This may impeded our ability to raise capital in our registration statement and any subsequent secondary offerings. No arrangement is in place to counter this effect. The selling shareholder offering is concurrent with the offering of 2,000,000 shares at $ 0.15 per share by us. Both offerings are being registered pursuant to this prospectus.

Should our minimum subscription of 666,667 shares of our common stock ($100,000) not be reached, all costs of the offering will be likely covered by our officers and directors although our officers and directors, while making a non-binding commitment to satisfying the costs, have no legal obligation to satisfy such costs..  The amount(s) in question would deal with printing and postage and would be added to the amounts already guaranteed by Mr. Larsen and Ms. Cousineau. This amount would be put forth as a shareholder loan with no set interest or terms of repayment.  Other than the commitment contained in this paragraph and their signatures attached hereto and minutes of the board containing this commitment, neither of our officers and directors have executed any other document regarding the payments mentioned.  Should Mr. Larsen and Ms. Cousineau decline to cover to satisfy the balance of the expenses incurred for this offering all shareholders, including them and the selling shareholders and the vendor of the mineral claims would be placed in jeopardy and the registrant would be insolvent.

While the registration statement is effective, selling shareholders may sell their shares directly to the public at price of $ 0.15 per share until our shares are quoted on the OTCBB, if ever, and thereafter at the prevailing market price of the OTCBB, without the aid of a broker or dealer, or they may sell their shares through a broker or dealer. Any commission, fee or other compensation of a broker or dealer would depend on the brokers or dealers involved in the transaction.

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1. On such public markets or exchanges as the common stock may from time to time be trading;
2. In privately negotiated transactions;
3. Through the writing of options on the common stock;
4. In short sales; or
5. In any combination of these methods of distribution
After listing on the OTCBB, the sales price offered by the selling shareholders to the public may be:

1. The market price prevailing at the time of sale;
2. A price related to such prevailing market price; or
3. Such other price as the selling shareholders determine from time to time.

Regulation M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Penny Stock Rules

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

•

contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•

contains a description of the broker's or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

•

contains a brief, clear, narrative description of a dealer market, including “bid” and “ask”  prices for penny stocks and

•

the significance of the spread between the bid and ask price;

•

contains a toll-free telephone number for inquiries on disciplinary actions;

•

defines significant  terms in the disclosure document or in the conduct of trading penny stocks; and contains such other information and is in such form (including language, type, size, and format) as the   Commission shall require by rule or regulation.

•

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

•

the  compensation of the broker-dealer and its salesperson in the transaction;

•

the number of shares to which such bid and ask prices apply, or other comparable information relating to  the depth and liquidity of the market for such stock; and

•

monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Rule 144 Shares

A total of 345,300 shares of our common stock are eligible for resale to the public at the time this registration statement becomes affective, if ever in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.  1% of the number of shares of the company’s common stock then outstanding which, in our case, will equal approximately 115,100 shares as of the date of this prospectus; or

2.  the average weekly trading volume of the company’s common stock during the four calendar weeks preceding  the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

As of the date of this prospectus, the three persons mentioned above and who are not affiliates each hold 115,100 of the shares that will be eligible for Rule 144 sales.

We are bearing all costs relating to the registration of the common stock. The selling shareholders however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock by such selling shareholders.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.  Not engage in any stabilization activities in connection with our common stock;

2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.  Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

No public market currently exists for our shares of common stock.  We intend to apply to have our shares traded on the Over-the-Counter Bulletin Board (“OTCBB”). The OTCBB, is a securities market but should not be confused with the NASDAQ market. OTCBB companies are subject to far less restrictions and regulations than are companies traded on the NASDAQ market. However there is no assurance that we can be traded on the OTCBB.

Legal Proceedings.

We are not aware of any legal proceedings that have been or are currently being undertaken for or against us or are we aware of any contemplated.

Directors, Executive Officers, Promoters and Control Persons

Directors:

Name of Director Age

Todd S. Larsen 43

Sheryl Cousineau 30

Executive Officers:

Name of Officer Office

Todd Larsen Director, President and CEO since January 31, 2006

Sheryl Cousineau Sheryl Cousineau Director and Secretary/ Treasurer since December 21, 2003

The following describes the business experience of our directors and executive officers, including other directorships held in reporting companies:

Todd Larsen, President and Chief Executive Officer and Director

Todd Larsen became the President and Chief Executive Officer of First Corporation on January 31, 2006.

August 1995 – Present

Mr. Larsen founded and serves as Managing Partner of GSA International Forwarders, Calgary, AB.  He manages all operations including shipping of over 1,500 international shipping containers each year.

His duties include and have included since the Company’s Inception in 1995, the hiring and training of all administration, sales and operational staff.  He also conducts spot freight negotiations and prepares all sales forecasting and budgeting.

April 1990 – August 1995  Senior Freight Forwarder, Trans Global Transportation Services, Ltd., Calgary, AB. Mr. Larsen managed all of the high volume accounts while employed by Trans Global and negotiated spot and contract rates with ocean, air and ground carriers across North America.  He also supervised account traffic operations to insure correct shipment booking and routing.  He developed Trans Global’s computer network and developed their software.  He was also involved with sales budgeting, staff training, billing and payable approval and costing analysis.

Mr. Larsen holds a Bachelor of Arts degree in Economics with Management emphasis from the University of Calgary, Calgary, Alberta.

Mr. Larsen anticipating spending two hours a day or 20% of his time to the affairs of the registrant when phase one of the exploration program as recommended by our Professional Geologist is commenced, is completed and if or when we determine that we will proceed with phase two. Should phase 2 be proceeded with, he would spend 30% of his time on our affairs.

Sheryl Cousineau, Chief Financial Officer, Secretary, Treasurer and Director

Ms. Sheryl Cousineau became a director of our company on December 21, 2003 and currently devotes approximately one hour per day to affairs of First Corporation. Upon the commencement of phase 1 and during phase 2 her time devoted to our affairs would be expanded to three ours or more, mainly involved with office administration and assisting Mr. Larsen in his duties.

1994 - 1999  Ms. Cousineau was employed as a teacher’s assistant with the Toronto Board of Education. Among her duties she assisted with both junior and senior kindergarten as well as special needs children.  Part of her duties included planning of activities and snacks, did outside playtime duty and assisted     children with assignments.

1999 - 2000  Ms. Cousineau was in the Management Training Program of Hidden Hitch, Ltd. in Huntsville, Ontario.  The training program entailed hands-on experience in various departments including assembly line, quality control, packaging, shipping and receiving and painting.

2000- 2001  Assistant Sales Manager EXL Systems of Canada.  Ms. Cousineau office trained and on-site trained sales people marketing a high-end cleaning and air purifying product.

2001 – 2002 Assistant Manager – Hostess Muskoka on the Rocks, Huntsville, Ontario.  Duties included supervising bar activities, inventory, customer greeting and assuring fine dining atmosphere.

In September, 2002, Ms. Cousineau moved to Calgary, Alberta to become the Sales and Promotion Manager of VIP Magazine, a publication targeting high income consumers.  The magazine ceased publication and all operations in April 2004.

Beginning in August, 2004 Ms. Cousineau became General Manager of Fish Creek Market, Calgary, Alberta.  Her duties cover personnel, ordering, banking, advertising and all other duties entailed in running a very successful specialty supermarket.

Ms. Cousineau will spend about four hours a week or 10% of her time on our affairs until this registration statement becomes effective.                                              24

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Conflicts of Interest

We do not have any procedures in place to address conflicts of interest that may arise in our directors between our business and their other business activities.

Significant Employees

We have no significant employees other than the officers and directors described above.

Security Ownership of Certain Beneficial Owners and Management

The following table provides the names and addresses of each person known to us to beneficially own more than 5% of our outstanding common stock as of June 30, 2006, and by the officers and directors, individually and as a group.  Except as otherwise indicated, all shares are owned directly.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial owner	Percent of class
Common Stock	Todd Larsen* 156 Mt. Robson Circle Calgary, AB T2Z 2C1	7,500,000	65.16
Common Stock	Sheryl Cousineau** 16125 Shawbrooke Road, SW Calgary, AB T2Y 3B3	2,000,000	17.38
Common Stock	All executive officers and directors as a group (one person)	9,500,000	82.54

Mr.Larsen purchased 7,500,000 post-split shares of restricted common stock from Peter Forst who had served as a director, President and CEO since October 12, 2004. Payment to Mr. Forst for his shares consisted of $10,000The offer and sale of such shares of our common stock were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Regulation S promulgated under the Securities Act and in Section 4(11/2) of the Securities Act, based on the following: (a) the investors confirmed to us that they were “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act. Mr. Larsen is not a United States Person, nor was Mr. Larsen acquiring the Shares directly or indirectly for the account or benefit of a United States Person.  None of the funds used by Mr. Larsen  to purchase the Units have been obtained from United States Persons. For purposes of this Agreement, “United States Person” within the meaning of U.S. tax laws, means a citizen or resident of the United States, any former U.S. citizen subject to Section 877 of the Internal Revenue Code, any corporation, or partnership organized or existing under the laws of the United States of America or any state, jurisdiction, territory or possession thereof and any estate or trust the income of which is subject to U.S. federal income tax irrespective of its source, and within the meaning of U.S. securities laws, as defined in Rule 902(o) of Regulation S, means: (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if organized under the laws of any foreign jurisdiction, and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts..

**Ms. Cousineau purchased 700,000 pre-split shares from the original incorporator and Director of the registrant, Inge Kerster On December 21, 2003.  This purchase was made in reliance on the exemptions provided by Rule 144 and Regulation S.

A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof.  The percent of class is based on 11,510,000 shares of common stock issued and outstanding as of the date of this prospectus.

Description of Securities

General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share and 10,000,000 shares of preferred stock at a par value of $0.001 per share.

Common Stock

As at the date of this prospectus, 11,510,000 shares of common stock are issued and outstanding and held by 29 shareholders. Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

The Articles of Incorporation of First Corporation authorize the issuance of 10,000,000 shares of preferred stock. The Board of Directors is authorized to issue preferred shares from time to time in series and is further authorized to establish such series, to fix and determine the variations in the relative rights and preferences as common stock.  No preferred stock has been issued.

It should be noted that even if the maximum amount of shares being registered in this offering were subscribed for, there are 88,490,000 shares of common stock and all 10,000,000 shares of preferred stock un-issued by First Corporation.  Any or all of this un-issued stock could be issued to delay, defer or prevent a change of control of the registrant.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect of more than $50,000, in the registrant or any of its parents or subsidiaries. No person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Our securities counsel is Joseph I. Emas, of Miami Beach, Florida. Mr. Emas passed upon the validity of the issuance of our securities under Colorado law.

The financial statements included in this prospectus and the registration statement have been audited by

Madsen Brothers, CPAs of Murray, Utah to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The geological report for the FirstCorp claims was prepared by B. Dewonck, B.Sc., P. Geo., and is included in reliance upon such report given upon the authority of Mr. Dewonck as a professional geologist.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our directors and officers are indemnified as provided by the Colorado Statutes and our Bylaws.  The Colorado Statutes permits a Colorado corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. Our Articles of Incorporation provide that we shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Colorado Statutes. The indemnification provided by the Colorado Statutes and our Articles of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

We may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court’s decision.

Organization within Last Five Years

We were incorporated on December 27, 1995 under the laws of the state of Colorado. On the date of our incorporation, we appointed Inge L.E. Kerster as our sole director and officer. Ms. Kerster was issued 750,000 shares of common stock for the time, effort and expense of incorporating First Corporation.  On December 21, 2003, Inge Kerster sold 700,000 of her 750,000 common shares to Ms. Sheryl Cousineau and announced her retirement and resignation from the Board of Directors.  Coincidently with Ms. Kerster’s resignation Ms. Cousineau became the corporation’s sole officer and director. Ms. Cousineau participated in the raising of private investment through October 2004..

On October 12, 2004 Mr. Peter Forst transferred to First Corporation ownership of KRL1242425 and KRL1242673 claims (the First Corp Claims) for $15,000 cash and 5,000,000 shares of our common stock. Mr. Forst was elected to the Board of Directors and assumed the office of President and Chief Executive Officer, while Ms. Cousineau retained the offices of Chief Financial Officer, Secretary and Treasurer.

On January 31, 2006, Mr. Forst sold all of his 7,500,000 shares of common stock to Mr. Todd Larsen of Calgary, Alberta, Canada.

Mr. Forst tendered his resignation from the Board and Mr. Larsen was appointed in his place and was elected to the offices of President and Chief Executive Officer.  As Mr. Forst received $15,000 from First corporation (the amount he expended in securing our claims) and in addition received his share position.

Mr. Larsen, Ms. Cousineau and Mr. Forst are jointly and individually promoters of First Corporation.

Description of Business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. By a mineral claims agreement with our previous President, dated October 12, 2004, we purchased a 100% interest in the FirstCorp claims. These claims consist of two adjacent claims) in the Red Lake Mining District of Ontario, Canada for mineral claims of 1280 acres each located at the southwest end of what is known as the Confederation Lakes Area. Our claims straddle Highway 105, the Red Lake Highway that connects the Red Lake Mining District to the Trans Canada Highway near Vermillion Bay, Ontario, some 110 Kilometers (70 miles) south. We assumed a minimum work requirement of approximately US$ 10,000 (CD $12,800) by May 5, 2005 with the claims purchase. Instead of fulfilling the minimum work requirement we elected to hire a staking crew and re-stake the claims as they expired, saving nearly one-half of the amount of money required by the minimum expenditures and extending the period before any additional work requirements are necessary to May 20, 2007. Both claims are in good standing with the Province of Ontario.

Our officers and directors have advanced the sum of $20,000 on or before May 1, 2007 to order the Magnetometer survey as outlined in phase 1 of our proposed exploration program which is estimated to be $20,000.  Our geological consultant, Coast Geological Ltd. of Vancouver, BC has informed us that they have commenced work on our claims .. A magnetometer survey is often done before or coincidently with GPS surveys and mapping and grid layout.  Coast Mountain has recommended the magnetomer in order to insure that all of the work and expenditures be completed on or before May 20th deadline  for

30

minimum expenditures.  During the period from incorporation, December 27, 1995, to the date of this prospectus, we have raised capital through the sale of shares of our common stock and by funds advanced by our officers and directors in order to cover administrative expenses, the costs of the geological report and fund the cash payment for the purchase of the FirstCorp claims. Prior to the acquisition of the FirstCorp claims we investigated several business opportunities, mainly in the mining and fossil fuels exploration industry. Prices of both precious and base metals were severely depressed during most of the period from 1995  through late 2003 and all prospects presented to us were declined. Oil and gas prices were also relatively low which made North American exploration by a junior company impracticable. Fund raising during that period was also extremely difficult.

Since we are an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on any of our properties, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined. We have no known reserves of any type of mineral. To date, we have not discovered an economically viable mineral deposit on the FirstCorp claims, and there is no assurance that we will discover one.

We do not consider ourselves to be a blank check as the term is defined in Regulation C, Rule 419, and we do not intend to merge with or acquire another company in the foreseeable future.

FirstCorp Claims Agreement

Cash Payment

We have paid the sum of $15,000 cash upon execution of the agreement with our previous president and CEO, Mr. Forst and $2,500 to cover the cost of the Geological Report.  No further cash consideration is due pursuant to the agreement.

Exploration Expenditures Necessary to Maintain Our Claims in Good Standing

Our consultants have assured us that initial work on our claims (the magnetometer survey will be completed on or before May 20, 2007. Management has no reasonable belief that the any factor will delay the completion of the survey.

Issuance of Shares

We issued 5,000,000 shares in our capital stock to Mr. Peter Forst, our previous President upon execution of the assignment of the claims. The 5,000,000 shares were issued at a deemed value of $15,000 or $0.003 per share. Mr. Forst subsequently sold his interest in a private sale to our present President and CEO, Todd Larsen.  Mr. Larsen holds his shares and is subject to the exemption offered and restrictions demanded by Rule 144 of the Act, including the one year mandatory hold commencing on the day of his purchase.

The total consideration paid to Mr. Forst upon execution of the assignment agreement was $30,000 in cash and stock. The valuation of the purchase agreement was negotiated between our management and

Mr. Peter Forst and took into account the fact that Mr. Forst agreed to take over active management of our affairs and use his experience and management skills for our benefit. Mr. Forst paid Ruza Resources Ltd. (Jaroslav Ruza), original acquirers of the claims US$15,000 for our claims.

Recording of the Mineral Claims

The FirstCorp mineral claims consist of two mineral claims located in the Red Lake Mining District, Ontario, Canada. The mineral claims have the following legal description:

Name of Mining Claim	Units	Work Requirement	Expiry Date
KRL 301642	16	US$ 5,000	May 20, 2007
KRL301643	16	US$ 5,000	May 20, 2007

The two mineral claims were staked in May 2003 by Jaroslav Ruza to cover an area of potential gold and base metal mineralization, as identified by Mr. Ruza. Each mineral claim was effective until May 5, 2005. On May 1, 2005 we determined that the cost of re-staking and filing our claims would be much less than spending US$ 10,000 on minimal assessment work simply to keep our claims in good standing.  Accordingly, we hired a staking crew, re-staked our claims and had new, amended geological reports written.  This strategy is commonly used and saved us from doing inefficient work on our claims with the sole purpose of satisfying minimum expenditure requirements.  This has no effect on our purchase agreements.  We had a simple choice of spending US$ 10,000 to do the minimum work or spending some US$ 6,000 (CD$5,500 to re-stake and CD$ 2,000 for an updated report) with the added bonus of delaying mandatory expenditures until May, 2007. Newly staked claims have an initial two years to make the first minimum work expenditure.

Claim Status

First Corporation is the beneficial owner of title to the mineral claims through our trustee, Gary

Schellenberg, President of Coast Mountain Geological Ltd., our geological consultants. In order to maintain our mineral claims in good standing, we must complete exploration work on the mineral claims and file confirmation of the completion of work on the mineral claims with the applicable mining recording office of the Province of Ontario. Currently, exploration work with a minimum value of $400 Canadian per unit is required during each year. Our claims encompass 32 units so our yearly commitment for exploration expenditures with the Province of Ontario is US$10,000 ($12,800 Cdn).  Ontario law allows an initial two year period for first assessment work and one year for further work after that.   Should we exceed the sum of $12,800 Canadian (US$10,000) any excess can be applied to the following year’s requirements.

The completion of mineral exploration work or payment in lieu of exploration work in any year will extend the existence of our mineral claims for one additional year. As our mineral claims are effective until May 20, 2007, we must file confirmation of the completion of exploration work in the minimum amount of Cdn $400 per Unit or US $ 10,000 ($12,800 Cdn) by May 20 2007. The advancement of $15,000 to our Geologist and the payment of $5,000 for the GPS survey, as outlined in our Phase 1 budget will be more than enough to satisfy minimum work requirements. Management has no reasonable belief that the any factor will delay the completion of the survey.

If we fail to complete the minimum required amount of exploration work our mineral claims will lapse on May 21, 2007 and we will lose all interest that we have in these mineral claims unless we re-file our claims immediately. The claims were re-staked on May 20th, 2005.  Mining regulations in the Province of Ontario require that the first exploration funds (the amount necessary to maintain the claims in good standing) be expended on or before May 20, 2007.  Other than the acquisition of the claims from Peter

Forst and the cost of re-staking and preparation of a new report, we have spent no monies for or on the claims. We have, however advanced the sum of US$ 20,000 to Coast Geological Ltd. to complete the magnetometer survey recommended in our exploration budget before May 20, 2007 and confirm the completion of this work with the appropriate authorities in the Province of Ontario. To date we have spent a total of approximately US$ 44,000 in acquisition costs , costs of geological reports and payment for magnetometer survey.  Expenditures break down as follows:

Original purchase

US $15,000

Re-staking of Claims                           US $  4,600 (Cdn $5,500)

Report

US$   2,500

Report

US $  2,000

Magnetometer Survey

US $20,000

TOTAL EXPENDITURES

US $44,100

Anyone considering purchasing shares offered by this prospectus should be aware that we have not (nor are we aware of anyone in the past) established any known reserves and all our efforts are exploratory in nature.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in Canada generally, and in the Province of Ontario, specifically. Under these laws, any work that utilizes mechanical equipment and disturbs the surface of the land must first submit a notice of work and reclamation as prescribed by the laws and regulations of the Province of Ontario. Once the notice of work and reclamation has been approved, a permit will be issued which may entail the posting of a bond. The first phases of exploration work will not require the work permit and posting of a bond because there will be no mechanical equipment on site and there will be no disturbance to the surface and we have the right to explore the property. The proposed phase two trenching and/or drilling program will require a permit and a bond. The expected time to receive the permit is between one and three months and the costs of obtaining the permit are anticipated to be approximately $5,000.

Any proposal to commence production of minerals will require prior approval of applicable governmental regulatory agencies. The proposal will also be sent to the appropriate First Nation(s) for review and comment. Approval in principle of the proposed production then leads to permitting. The district inspector of Mines may attach terms and conditions to the permit.  The amount of reclamation bonding is also established by the district inspector of Mines. If the terms and conditions and the security amount is acceptable to the applicant, the Mines Act permit is then issued. The timing of the approval will likely take one to two years and the costs of the proposal, feasibility studies and environmental studies are expected to be in excess of $400,000. We can provide no assurance to investors that such approvals will be obtained. The cost and delay involved in attempting to obtain such approvals cannot be known at this time.

We will have to sustain the cost of reclamation and environmental mediation for all exploration and development work undertaken. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work programs. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings, our competitive position or us in the event a potentially economic deposit is discovered. If we enter into production, the cost of complying with permit and regulatory environment laws will be greater than in Phase one because the impact on the project area is greater. Permits and regulations will control all aspects of any production program if the project continues to that stage because of the potential impact on the environment.

Examples of regulatory requirements include:

- Water discharge will have to meet water standards;
- Dust generation will have to be minimal or otherwise re-mediated;
- Dumping of material on the surface will have to be re-contoured and re-vegetated;
- An assessment of all material to be left on the surface will need to be environmentally benign;
- Ground water will have to be monitored for any potential contaminants;
- The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and
- There will have to be an impact report of the work on the local fauna and flora.

During the second phase of exploration, a bond may be needed to cover possible land disturbance. In the case of normal fieldwork, this should be minimal. The costs of compliance with environmental regulations in the production phase are variable and cannot be determined at this time.

Technical Information Regarding the Claims

The FirstCorp claims are the subject of a geological report prepared by B. Dewonck, P. Geo., dated September 15, 2005. The following description of the FirstCorp claims is summarized from Mr. Dewonck’s report.  We paid $ 2,000 to Coast Mountain Geological Ltd. of Vancouver, BC for the preparation of this report.

There is no relationship between Mr. Dewonck and First Corporation, our officers, our directors or our affiliates.

While it is possible that some exploration work has been done on part or all of our claims sometime in the past, we have not been able too locate any reports or other historical data regarding our specific property.  As a result, we are treating our claims as if they have been unexplored and without known reserves.

The property, according to published regional mapping, appears to be underlain primarily by intermediate volcanic rocks and related fragmentals in contact with amphibolites occupying the northernmost part of the property. A review of available exploration data from public and private sources, in conjunction with the proposed work program, will be required.

Location and Access.

The subject claims lie 70 miles north of the small town of Vermillion Bay in Northwestern Ontario. Located within the Red Lake Mining District, the claims’s geographical coordinates are: North Latitude: 50o 51’, West Longitude: 93o 27’.  The Red Lake Mining District covers several thousand square miles.

 In order to be more definitive as to location we sometimes refer to the Confederation Lakes Area of the District. The claims straddle paved Highway 105 and can be accessed year round by driving north from Vermillion Bay.  A network of logging roads provides further access.

Figure 1 – Location of claims within Canada

Figure 2 – Location of Claims in relation to adjacent activity

N
W
E
S
10 km
430,000 m E
440,000 m E
450,000 m E
460,000 m E
470,000 m E
480,000 m E
5,660,000 m N
5,650,000 m N
5,640,000 m N
5,630,000 m N
Cochenour
McKenzie Is.
Campbell-Red Lake
Red Lake
Hasaga
Madsen
Starratt-Olsen
1242673
1242425
Snake Falls
Bruce Lake
LEGEND
Operating mine
Past producer
Road
Rail line
Property
Contour interval 20 m

Physiography and Climate

Relief on the claims is generally subdued, with scarce outcrop, generally covered with up to 20 m of glacial till. Local relief is between 5 and 40 m, usually resulting from glacial deposits such as eskers; where outcrop does exist ridges up to 30 m in height have formed. Drainage patterns trend south and southwest, direction of the last glacial movement in the area. Winters are typically cold, with temperatures down to – 450 C with moderate snowfall, and warm summers up to 350 C.

Ridges are generally covered by black spruce, jack pine, poplar and aspen while the flatter and boggy areas feature sparse spruce, tamarack and sphagnum mosses, with alders in narrow streams. Active logging provides excellent access and in un-logged areas deadfall from the vegetation covers outcrops.

We have no equipment on our claims nor do we have access to power other than portable generators. Work, requiring equipment for trenching, drilling, etc., will be contracted out.

Should our future exploration efforts indicate the need for a permanent infrastructure on our Claims wired power is easily accessible.  Our claims straddle Ontario Highway 105 which not only provides us with year-round access but has power lines following its route.

Records of the Ontario Ministry of Mines indicate the following information with respect to the subject claims.

CLAIM NUMBER	UNITS	EXPIRY DATE	WORK REQUIREMENT

KRL301642	16	May 20 , 2007	Cdn $ 6,400
KRL301643	16	May 20 , 2007	Cdn $ 6,400

History and Previous Work

The claims are situated to the southeast of the world famous Red Lake gold mining camp, whose history dates back to 1897 when gold mineralization was first found on surface. It was not rich enough to pursue at the time and it took rumors of a silver occurrence to attract prospectors back in 1922.  At that time, claims were staked. The ensuing gold rush extended to the Birch-Uchi area, which lies to the northeast of the subject claims, by 1926. The Red Lake gold camp today is still divided into the Red Lake camp proper, southwest of Trout Lake, and the Birch-Uchi greenstone belt east and southeast of Trout Lake.

Noranda began systematic exploration in 1987 using the Questor airborne system and developing a large regional database of lithogeochemical, geophysical and geological information. In 1996 they completed a GEOTEM AEM survey to search for targets at depth not detected by previous survey, and since then have focused on exploring targets between 200 and 400m vertical depths using deep search geophysical techniques and lithogeochemical sampling to identify proximal VMS-type hydrothermal alteration.

Competitive Conditions

The gold mining industry is highly competitive and we will be competing with many other exploration companies looking for precious and base metals. We are one of the smallest exploration companies and are an infinitely small participant in the mineral exploration business. While we generally compete with other exploration companies, there is no competition for the exploration of minerals from our claims.

We are a junior mineral exploration company. We compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.                                 36

We will also be competing with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, mineral exploration supplies and drill rigs.

Employees

As of the date of this prospectus, we have no employees. We intend to retain independent geologists and consultants on a contract basis to conduct the work programs on the FirstCorp claims.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation other than the geological reports on our present claims.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Plan of Operations

Our plan of operations for the twelve months following the date of this registration statement is to complete the following objectives within the time periods specified, subject to our obtaining the funding necessary for the continued exploration of the FirstCorp claims and for the acquisition and exploration of additional mineral properties

Phase One

We intend to use the proceeds from this offering to continue the recommended phase one program. We will need to raise additional capital to complete the phase two program.

Our geological consultants have recommended a step-by-step procedure to maximize the identification of possible mineral deposits and focusing future work on those specific areas as opposed to digging up the whole countryside.

•

Our consultants has arranged for a crew to conduct a HLEM/Magnetometer survey of our claims beginning May 1, 2007 .. Time frame for this is estimated to be fourteen days and the estimated cost is $20,000

Upon completion of the minimum amount of subscriptions (666,667 shares 0r $50,000) we will continue with our phase one exploration project as follows:

•

Our geologist will establish quarters on our claims and will plan on being on the property for upwards of one month.

•

The geologist and his crew will lay out a grid over our claims, a detailed map drawn and samples taken along the grid intersections and outcroppings

•

We will contract for a Global Positioning Satellite (GPS) survey of the claims at a cost of $5000. The GPS survey in addition to the magnetometer survey will identify masses or anomalies underground and those results along with analysis of samples taken will dictate whether or not further investigation is warranted.

37

•

At the same time the geologist and his crew will go over the claims closely to discover whether there are rocky outcroppings that can be recorded on our map(s) and those outcroppings themselves will be mapped and trends and other features recorded. This physical survey is estimated to take approximately ten days.

•

At this point we will have our satellite map(s) and our own plat maps outlining the grid and any outcropping of interest. It will be then determined whether any target areas should have further soil samples taken and sent to laboratories for analysis.  Interesting outcroppings will have rock samples taken and sent for analysis and possibly for assaying. We anticipate analysis and satellite maps to be in our hands in approximately fourteen days after all data are assembled.

•

Following the completion of this program and the results of analysis, if any, our Consulting Geologist will examine the results and prepare a report.  This report is estimated to take about 30 days to prepare, depending on the timing of assay completion and the delivery of other data that may be available.  Cost of this report is forecast at $5,000 will outline what work has taken place, results of that work and will recommend a further Phase 2 exploration program if he feels it is warranted. We have no method of forecasting what and how much these recommendations will be. Any work done and monies expended on our Phase 1 program before May 20, 2007 it would more than account for any assessment work required by Province of Ontario authorities for the current year and further expenditures would satisfy work requirements for several years to come.

A budget of USD$50,000 is proposed for this work, which in addition to the data compilation should include field work to identify and map any outcrop with particular attention being paid to alteration and structural features, regardless of rock type. A reconnaissance scale Horizontal Loop Electromagnetic

(HLEM)/magnetic survey across the entire claim area will serve to identify any major geological units and potential conductors not previously identified. The results of this program will then determine if a more comprehensive grid controlled field program of mapping, geophysical surveying and possibly till sampling is warranted.

The following breakdown has been supplied to us by our consultants:

Geologist

$  7,000

Grid emplacement

    8,000

GPS Survey

    5,000

HLEM/Magnetometer Survey

  20,000

Report

    5,000

Contingency @ 10%

    5,000

TOTAL

$50,000

Our board of directors will make a determination whether to proceed with phase two of the exploration program upon completion of Phase One of the exploration program by the geologist and the review of the results of Phase One.

Phase Two

Phase two will consist of detailed follow-up geological mapping and prospecting of the claim area, with grid controlled geochemical and geophysical surveys as required to cover areas of specific interest. Phase two is intended to identify the geological environment underlying the mineral claims and a detailed mineralization map to scale should be produced. A geologist and a camp consisting of five or six crew members will conduct a field program. Under the supervision of the geologist, the crew will collect sediment samples for geochemical analysis on the areas of interest. This field work is expected to take place over a two or three week period and the analysis of the sediment samples is expected to take an additional two to three weeks.

This level of surveying and sampling will provide a higher level of reconnaissance information for the mineral claims. Trenching certain areas of interest and shallow churn drilling to bring up deeper samples may also be recommended. A detailed breakdown of steps and costs of phase 2 follows.

Our projections for Phase 2 are based on the assumption that we complete our offering and have the funds available for Phase 2. The can be no assurance that we will be able to complete our public offering and that the funds will be available. Should this be the case we would be forced to seek other financing either privately or by seeking a joint venture partner to supply the funds. The $20,000 expended during phase 1 will satisfy minimum expenditure for two years and keep our claims in good standing until midnight May 20, 2009. We have neither sought other financing nor have we entered into any discussions with any potential joint venture partners.  Subject to these provisos the steps anticipated for phase 2 follow.

The sum of $100,000 has been preliminary designated for phase two of the mineral exploration program on the mineral claims dependent on our determination to proceed with Phase 2. Our consulting geologist has advised us the he will analyze the results from the Phase 1 program and draw up a list of recommendations.  His recommendations will likely include:

expense for geologist and crew to narrow grid

$12,000;

sampling and analysis of samples,

$  9,000;

trenching sampling and analysis

(including equipment transport and operator)

$30,000;

churn drilling, sampling and analysis

(including equipment transport and operating crew), $40,000 and

Contingency of

$  9,000

Total.

$100,000

September 10. 2007 - Narrowing of the grid entails laying out more compacted grid lines at and around areas of increased interest. This could reduce spacing from 10 meters down to three or four meters each way or even less. Sampling is taken and recording accurately at the intersection of the N/S and E/W grid lines and reserved for assay.

October 1, 2007 - If results of the sampling taken at the concentrated grid intersections show intensified assay results, a backhoe and crew will be brought on to the property and trenching commenced.  This will serve to indicate if areas of interest show any indication of depth.  Should this happen, relatively shallow churn drilling (essentially a large auger) bringing up samples from 20 to 50 feet down will determine further depth and indications for possible diamond drilling.  These two steps should be completed within 30 days and before freeze-up.

Our mineral claims are comprised of approximately two square miles of terrain to investigate.  There could be several areas of increased interest spread our over this area. For this reason we have included a contingency to expand our work during Phase 2 if necessary.

Because of our lack of specific experience in the mining industry we will at all times consult with our Professional Geologist.  In making this determination, we will make an assessment and again in consultation with our Professional Geologist as to whether the results of phase 1 are sufficiently positive to enable us to justify the expenditure(s) that may be necessary for us to proceed with phase 2 of the exploration program. This procedure will include an assessment of the market for financing of junior mineral exploration projects at the time of our evaluation. If we decide not to proceed with phase two, we will expend no more money on these particular claims. Should these circumstances arise, we plan on seeking other mineral claims to explore in an attempt to find a commercially viable mineral deposit.  Being a resource-oriented enterprise, oil and gas exploration may be an alternative route, the current high prices of oil will probably be responsible for the price of projects in that area to be too high for participation by a small company. Due to the above-mentioned factors it is likely that we will seek another mineral project to explore.  We have no plans at this time to seek any other alternative business opportunities.

The next phase of the exploration program would likely be comprised of a small diamond drill program and a geological interpretation of the results of the drilling program. The drilling program would require access to the site of the mineral claims with drilling equipment, the issuance of a work permit and the posting of a bond. The estimated cost of completion of this phase of the exploration program is approximately $350,000. Positive drilling results at this phase could indicate zones of mineralization but will not indicate, in any way, mineral reserves. We have reason to believe that a situation like this would be attractive to some sources of further financing.  This could take the form of a secondary offering, if available, or joint venture participation by one or more larger exploration and mining companies.  We should emphasize that we have no indications or discussions about this situation and do not plan on entering into any negotiations or discussions unless and until our results justify taking such actions.

We have selected Coast Mountain Geological Ltd. of Vancouver, BC to conduct our exploration, a firm. recognized in the Province of Ontario and that has had experience working in the regional area of the claims. The property, according to published regional mapping, appears to be underlain primarily by intermediate volcanic rocks and related fragmentals in contact with amphibolites occupying the northernmost part of the property. A review of available exploration data from public and private sources, in conjunction with the proposed work program, will be required to substantiate the current interpretation. We anticipate spending approximately $1,000 in ongoing general and administrative expenses per month for the next twelve months. The general and administrative expenses for the year will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees and general office expenses.

As at March 31, 2007 we had cash reserves of $ 723.35 which will not sustain our minimum operations unless these funds are advanced by our officers and directors. We will need an additional $30,000 to cover the anticipated offering costs prior to the closing of this offering and the required expenditure on our claims. Mr. Todd Larsen and Ms Sheryl Cousineau, our president and secretary/treasurer, respectively, have indicated to us that they will advance up to $45,000 over the next six months in order to enable us to proceed with this offering.  Ms. Cousineau, our corporate secretary and chief financial officer has advanced $6,500 to re-stake our claims and cause a new geological report to be issued.  These funds were advanced as a shareholder loan, with no set interest rate or terms of repayment. All other advances from our officers and directors will be made under the same terms.

On April 30, 2007, management has advanced $20,000 to complete the magnetometer survey as recommended and another $1,057 to pay some administrative and accounting invoices.

Our embarking on a Phase 2 work program and investigation and acquisition of additional mineral claims interests is subject to us obtaining adequate financing. During the 12-month period following the date of this registration statement, we do not anticipate generating any revenue. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot Provide investors with any assurance that we will be able to realize sufficient funding from the Sale of our common stock to complete the phase two exploration program.  In the absence of such financing, our business plan will fail.

We may consider entering into a joint venture partnership to provide the required funding to develop the mineral claims. We have not undertaken any efforts to locate a joint venture partner for the mineral claims. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in the claims to the joint venture partner.

Based on the nature of our business, we anticipate incurring operating losses in the foreseeable future. We base this expectation, in part, on the fact that very few mineral properties in the exploration stage ultimately develop into producing, profitable mines. Our future financial results are also uncertain due to a number of factors, some of which are outside our control. These factors include, but are not limited to:

- our ability to raise additional funding
- the market for gold and silver and base minerals such as zinc, copper
- results of our proposed exploration programs on the FirstCorp claims
- our ability to find joint venture partners for the development of our claims interests

If we are successful in completing an equity financing, existing shareholders will experience dilution of their interest in our company.  In the event we are not successful in raising additional financing, we anticipate that we will not be able to proceed with our business plan. In such a case we may decide to discontinue our current business plan and seek other business opportunities such as oil and gas exploration. This would be an attractive alternative due to our desire to maintain a natural resource basis of operation.  At this time our focus is on mineral exploration and we have sought no other alternatives opportunities nor do we intend to. Our officers and directors feel that their primary responsibility is to do that which, in their opinion, is best for our shareholders.  We are very optimistic about the potential of our present claims but should the results of our initial exploration phase be negative and the recommendation of our consultants is to abandon the project, alternative opportunities must be examined.

In the event other opportunities are not available, we may be forced to discontinue business. We do not have any specific alternative business opportunities in mind, have had no discussions with potential business combinations and have not planned for any such contingency. Due to our lack of operating history and present inability to generate revenues, our auditors have stated their opinion that there currently exists substantial doubt about our ability to continue as a going concern.

Results of Operations

We have had no operating revenues since our inception on December 27, 1995 through to March 31, 2007 .. Our activities have been financed from the proceeds of share subscriptions. From our inception, on December 27, 1995, to march 31, 2007 , we have raised a total of $ 42,350 from private offerings of our securities.

For the period from inception, December 27, 1995, through March 31, 2007 , we incurred operating costs of $ 52,152 .. These operating costs included mineral claims expenditures consisting of the $15,000 payment for the purchase the FirstCorp claims and $2,500 representing the cost of the geological report on the FirstCorp claims. In addition, we incurred $22,407 in professional fees, general and administrative expenses and legal and accounting services during the period in connection with this offering.

Liquidity and Capital resources

As at March 31, 2007 , we had cash on hand of $ 723.35 This compares with cash on hand of $ 1,174 as at March 31, 2006 ..  Until we complete at least the minimum offering of $100,000, we have no working capital available other than the funds advanced by our officers and directors.

We have funded our business to date from sales of our common stock. Gross proceeds from the sale of

our common shares during the period from inception, on December 27, 1995, through    March 31, 2006, totaled $ 42,350. Net cash used in operating activities was $ 17,377 which contributed to the net loss during the period of $52,152

There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration of the mineral claims and our venture will fail.

Description of Claims

First Corporation has purchased outright two blocks of mineral claims (claim numbers KRL 301642 and KRL 30164 3) each comprised of two square miles of the Red Lake Mining District in the Province of Ontario, Canada. We currently do not have executive offices and one of our shareholders provides us with a mailing address at no charge at 254-16 Midlake Boulevard, Calgary, AB T2X 2X7. Ms. Cousineau, our secretary/treasurer provides office space for the storage and maintenance of corporate records free of charge.

Certain Relationships and Related Transactions

Except as noted below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

Any of our directors or officers;
Any person proposed as a nominee for election as a director;
Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
Any of our promoters;
Any relative or spouse of any of the foregoing persons who has the same house as such person.

Mr. Todd Larsen and Ms. Sheryl Cousineau our officers and directors, have acted as our co-

promoters for approximately the past year.  Mr. Larsen has purchased the entire holdings of our previous president, Peter Forst, consisting of 7,500,000 shares in January, 2006.  Mr. Forst previously acquired 5,000,000 shares of our common stock at a price of $0.003 per share. For accounting purposes Mr. Forst paid a total deemed purchase price of $15,000 for these shares on October 4, 2004 (the funds were offset against capital contributions). Ms. Cousineau purchased her 2,000,000 post-split shares in a private transaction from Ms. Inge Kerster, our original incorporator and President in December, 2003.

We forward split our issued and outstanding stock on a 2-1 basis on October 10, 2004 and on a 5-2 basis on September 5, 2005.  Subsequently, Mr. Forst returned for cancellation, 5,000,000 of his post-split common shares and Ms. Cousineau returned 1,500,000 shares of her post-split common stock for cancellation.  As of the September 5-l forward stock split and the return of shares for cancellation, Mr. Forst held 7,500,000 common shares and Ms. Cousineau held 2,000,000 common shares.

Mr. Forst also arranged for the purchase of the FirstCorp claims for a price of $15,000. Ms. Inge Kerster received cash consideration at fair market value for the shares sold to Ms. Cousineau and did not receive anything else of value (including claims, contracts, options or rights of any kind).

As of the date of this registration statement Ms. Cousineau has advanced a total of $6,500 as a shareholder loan. No other shareholder loans have been made to date.

Market for Common Equity and Related Stockholder Matters

No Public Market for our Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the Over The Counter Bulletin Board (OTCBB)upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had 29 registered shareholders.

Rule 144 Shares

A total of 1,400,000 shares of our common stock will be available for resale to the public after December 21, 2004 in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933, as amended. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.  1% of the number of shares of the company's common stock then   outstanding which, in our case, will equal approximately 115,100 shares of common stock as of the date of this prospectus

2.  the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on  Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company. Under Rule 144(k), a person who is not one of our company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

We have included 260,000 shares held by selling shareholders in the registration statement.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Colorado Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.

we would not be able to pay our debts as they become due in the usual course of business; or

2.

our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our inception, on December 27, 1995, until December 31, 2006.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position Peter Forst (previous CEO (1)	Year 2005	Salary ($) Nil	Bonus ($) Nil	Other Annual Compen- sation ($) Nil	Restricted Stock Awards ($) Nil	Securities Underlying Options/SARS (#) Nil	LTIP payouts ($) Nil	All Other Compen- sation ($) Nil
Todd Larsen CEO (2)	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2005	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2006	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Sheryl Cousineau (3)	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2005	Nil	Nil	Nil	Nil	Nil	Nil	Nil
	2006	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)Appointed President and Chief Executive Officer on October, 12, 2004

(2) Appointed President and Chief Executive Officer January, 2006

(3)Appointed President and Secretary/Treasurer December 21, 2003, resigned as President October 12, 2004

None of our directors have received monetary compensation since our incorporation to the date of this prospectus. We currently do not pay any compensation to our directors serving on our board of directors.

Stock Option Grants

We have not granted any stock options to the executive officers since our incorporation on December 27, 1995.

Employment Agreements

We do not have an employment or consultant agreement with Mr. Larsen, our President and Chief executive Officer or Ms. Cousineau, our Chief Financial Officer and Secretary/Treasurer. We do not pay any salary to either officer/director

FINANCIAL STATEMENTS

Our audited financial statements, as described below, are attached hereto.

FIRST CORPORATION

FINANCIAL STATEMENTS FOR THE YEARS ENDED

 SEPTEMBER 30, 2006 AND 2005

MADSEN BROS.  ASSOCIATES, CPAs INC.

684 EAST VINE STREET, SUITE 3

SALT LAKE CITY, UTAH 84107

FIRST CORPORATION

FINANCIAL STATEMENTS

TABLE OF CONTENTS

Report of Independent Accountants …………………………………………….F-1

Balance Sheets for the years ended September 30, 2006 and 2005  .……….…..F-2

Statements of Operations for the years ended

September 30, 2006 and 2005 and for the period

December 27, 1995 (inception) to September 30, 2006...………………..…..…F-3

Statement of Stockholders’ Equity (Deficit) for the

Period December 27, 1995 through September 30, 2006   …….…………….…F-4

Statements of Cash Flows for the years ended

September 30, 2006 and 2005 and for the period

December 27, 1995 (inception) to September 30, 2006 …………………….….F-5

Notes to Financial Statements ………………………………………………….F-7

Board of Directors

First Corporation

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We have audited the accompanying balance sheets of First Corporation as of September 30, 2006 and 2005 and the related statements of operations, shareholders’ equity and cash flows for the years then ended and for the period from December 27, 1995 (date of inception) to September 30, 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Corporation as of September 30, 2006 and 2005 and the results of its operations and cash flows for the years then ended and for the period from December 27, 1995(date of inception) to September 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 6 to the financial statements, the Company incurred a net loss of approximately $47,732 since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to fulfill its exploration activities.  These factors raise substantial doubt that the Company will be able to continue as a going concern.  Management’s plans in regard to these matters are also discussed in Note 6.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/ s/ Madsen & Associates CPA’s, Inc

Madsen & Associates CPA’s, Inc.

Salt Lake City, Utah

January 19, 2007

                               F1

FIRST CORPORATION

(AN EXPLORATION STAGE COMPANY)

BALANCE SHEETS

FOR THE YEARS ENDED SEPTEMBER 30, 2006 AND 2005

	September 30,	September 30,
	2006	2005

Current Assets:
Cash	$ 1,118	$ 1,724

Total Current Assets		1,724

Total Assets	$ 1,118	$ 1,724

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Advance from shareholder	6,500	6,500
Total Current Liabilities	6,500	6,500
Stockholders' Equity (Deficit):
Preferred stock, $.001 par value; authorized 10,000,000, none issued	-
Common stock, $.001 par value; 100,000,000 shares authorized
11,510,000 and 5,470,000 shares issued and outstanding at
September 30, 2005 and 2004, respectively	11,510	11,510
Additional paid in capital	30,840	30,840
Deficit accumulated during the exploration stage	(47,732)	(47,126)

Total Stockholders' Equity (Deficit)	(5,382)	(4,776)

Total Liabilities and Stockholders' Equity (Deficit)	$ 1,724	$ 1,724

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

                                 F-2

            FIRST CORPORATION

(AN EXPLORATION STAGE COMPANY)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND 2004

AND FOR THE PERIOD DECEMBER 27, 1995 (INCEPTION)

THROUGH SEPTEMBER 30, 2005

		For the years ended September 30		of exploration stage)
	2006		2005	to September 30, 2006

Revenue:	$ -		$ -	$ -
Total Revenue			-	-

Operating Expenses:
Mineral exploration costs			10,700	10,700
Write off mineral claims			15,000	15,000
General & administrative	606		20,676	22,032
Total Operating Expenses	606		46,376	47,732

NET LOSS			$ (46,376)	$ (47,732)

Weighted Average Shares
Common Stock Outstanding	11,510,000		17,917,500

Net Loss Per Share
(Basic and Fully Dilutive)	(0.00)		(0.00)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

F3

FIRST CORPORATION

(AN EXPLORATION STAGE COMPANY)

STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)

AS AT SEPTEMBER 30, 2006

	Preferred Stock		Common Stock
	10,000,000 shares authorized		100,000,000 shares authorized		Additional	Deficit accumulated
	Shares	Par Value	Share	Par Value	Paid-In	during exploration
	Issued	$.001 per share	Issued	$.001 per share	Capital	stage	Total
BALANCE- December 27, 1995 (inception)	-	$ -	-	$ -	$ -	$ -	$ -
Issuance of common stock in exchange for services	-	-	3,750,000	3,750	(3,000)	-	750
Net loss	-	-	-	-	-	(750)	(750)
BALANCE- September 30, 1996	-	-	-	3750	(3,000)	(750)	-
Net loss	-	-	-	-	-	-	-
BALANCE- September 30, 1997	-	-	-	3750	(3000)	(750)	-
Net loss	-	-	-	-	-	-	-
BALANCE- September 30, 1998	-	-	-	3750	(3000)	(750)	-
Issuance of common stock for cash at $.002 per share	-	-	1,500,000	1,500	(900)	-	600
Net loss	-	-	-	-	-	-	-
BALANCE- September 30, 1999	-	-	5,250,000	5,250	(3,900)	(750)	600
Net loss	-	-	-	-	-	-	-
BALANCE- September 30, 2000	-	-	-	-	-	(750)	600
Net loss	-	-	-	-	-	-	-
BALANCE- September 30, 2001	-	-	-	-	-	(750)	600
Net loss	-	-	-	-	-	-	-
BALANCE- September 30, 2002	-	-	-	-	-	(750)	600
Net loss	-	-	-	-	-	-	-
BALANCE- September 30, 2003	-	-	5,250,000	5,250	(3,900)	(750)	600
Issuance of common stock for cash at $.50 per share	-	-	220,000	220	21,780	-	22,000
BALANCE- September 30, 2004	-	-	5,470,000	5,470	17,880	-	22,600
Issuance of common stock for services rendered	-	-	12,500,000	12,500	2,500	-	15,000
Issuance of common stock for cash at $.25 per share	-	-	40,000	40	3,960	-	4,000
Cancellation of shares	-	-	(6,500,000)	(6,500)	6,500	-	-
Net loss	-	-	-	-	-	(46,376)	(46,376)
BALANCE- September 30, 2005	-	-	11,510,000	11,510	30,840	(47,126)	$(4,776)
Net Loss	-	-				(606)	(606
BALANCE –September 30, 2006	-	-	11,510,000	$ 11,510	$ 30,840	$ (47,732)	$ (5,382)

FIRST CORPORATION

(AN EXPLORATION STAGE COMPANY)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED SEPTEMBER 30, 2006 AND 2005

AND FOR THE PERIOD DECEMBER 27, 1995 (INCEPTION)

THROUGH SEPTEMBER 30, 2006

			From December 27, 1995
			(Inception)
		For the years ended September 30	to September 30,
	2006	2005	2006
Cash Flows Used in Operating Activities:
Net Loss	$ (606)	$ (46,376)	$ (47,732)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Issuance of stock for services rendered		15,000	15,750
Write off mineral claims		15,000	15,000
Net Cash Used in Operating Activities	(606)	(16,376)	(16,982)

Cash Flows from Investing Activities:
Acquisition mineral claims		15,000	15,000 -
Net Cash Provided by Investing Activities		(15,000)	(15,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party			15,000
Repayment of note payable to related party			(15,000)
Advance from shareholder		6,500	6,500
Issuance of common stock		4,000	26,600
Net Cash Provided by Financing Activities		10,500	33,100

Net Increase (Decrease) in Cash	(606)	(20,876)	1,119

Cash at Beginning of Year	1,724	22,600	-
Cash at End of Year	$ 1,118	$ 1,724	$ 1,118

Non-Cash Investing & Financing Activities
Issuance of stock for services		$ 15,000	$ 15,750

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS

F5

FIRST CORPORATION

NOTES TO FINANCIAL STATEMENTS

AS AT SEPTEMBER 30, 2006

NOTE 1 – NATURE AND PURPOSE OF BUSINESS

First Corporation (the “Company”) was incorporated under the laws of the State of Colorado on December 27, 1995.  The Company’s activities to date have been limited to organization and capital formation.  The Company is “an exploration stage company” and has acquired a series of mining claims for exploration and formulated a business plan to investigate the possibilities of a viable mineral deposit.

NOTE 2 – NATURE OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION

The Company considers revenue to be recognized at the time the service is performed.

USE OF ESTIMATES

The preparation of the Company’s financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from these estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s short-term financial instruments consist of cash and cash equivalents and accounts payable.  The carrying amounts of these financial instruments approximate fair value because of their short-term maturities.  Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash.  During the year the Company did not maintain cash deposits at financial institution in excess of the $100,000 limit covered by the Federal Deposit Insurance Corporation.  The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments.

EARNINGS PER SHARE

Basic Earnings per Share (“EPS”) is computed by dividing net income available to common stockholders by the weighted average number of common stock shares outstanding during the year.  Diluted EPS is computed by dividing net income available to common stockholders by the weighted-average number of common stock shares outstanding during the year plus potential dilutive instruments such as stock options and warrant.  The effect of stock options on diluted EPS is determined through the application of the treasury stock method, whereby proceeds received by the Company based on assumed exercises are hypothetically used to repurchase the Company’s common stock at the average market price during the period.  Loss per share is unchanged on a diluted basis since the assumed exercise of common stock equivalents would have an anti-dilutive effect.

INCOME TAXES:

The Company uses the asset and liability method of accounting for income taxes as required by SFAS No. 109 “Accounting for Income Taxes”.  SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of certain assets and liabilities.  Deferred income tax assets and liabilities are computed annually for the difference between the financial statement and tax

F6

bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  Income tax expense is the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities.

Deferred income taxes may arise from temporary differences resulting from income and expanse items reported for financial accounting and tax purposes in different periods.  Deferred taxes are classified as current or non-current, depending on the classification of the assets and liabilities to which they relate.  Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.  The Company had no significant deferred tax items arise during any of the periods presented.

CONCENTRATION OF CREDIT RISK:

The Company does not have any concentration of related financial credit risk.

RECENT ACCOUNTING PRONOUNCEMENTS:

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact to its financial statements.

NOTE 3 – MINERAL CLAIMS

The Company has entered into an option agreement, dated October 14, 2004 to acquire a 100% interest in a total of two mineral claims located in the Red Lake Mining District in Ontario, Canada.

The property was acquired for $15,000 in cash.  These costs have been expensed as exploration costs during the year ended September 30, 2005.

NOTE 4 – COMMON STOCK

On October 10, 2004 the Company effected a two for one stock split for all outstanding shares of stock at that date.  On September 5, 2005 the Company effected a five for two stock split for all outstanding shares of stock at that date.  These stock splits have been retroactively reported in the shareholders equity as if the stock splits occurred at inception.

In December, 1995 the Company issued 3,750,000 shares of its common stock to a shareholder in exchange for services.  The shares were valued at $.002 per share for an aggregate of $600.

In April, 1999 the Company issued 1,500,000 shares of common stock in exchange for cash.  The shares were valued at $.0004 per share for an aggregate of $600.

In September, 2004 the Company issued 220,000 shares of common stock in exchange for cash.  The shares were valued at $.10 per share for an aggregate of $22,000.

In October, 2004 the Company issued 12,500,000 shares in exchange for services rendered.  The shares were valued at $.0012 per share for an aggregate of $15,000.

In December, 2004 the Company issued 40,000 shares in exchange for cash.  The shares were valued at $.10 per share for an aggregate of $4,000.

In September, 2005 two shareholders/officers cancelled 6,500,000 shares of stock that had previously been issued for services rendered.

F7

NOTE 5 – RELATED PARTY TRANSACTIONS

In June of 2004 an entity related by common control advanced $15,000 in cash to the Company.  The balance was repaid in September of 2004.

In May of 2005 a shareholder of the Company advanced $6,500 to the Company for the payment of certain exploration casts.  The advance bears no interest rate and is payable upon demand.

In October of 2004 the Company issued 12,500,000 shares to the Company’s president for services rendered.  Also, in October of 2004 the Company acquired mineral claims from this same individual by paying cash in the amount of $15,000.  This transaction is also described in Note 3 to the financial statements.

NOTE 6 – GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As shown in the accompanying financial statements, the Company has no sales and has incurred a net loss of $47,732 since inception.  The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations form the development of its mineral properties.  Management has plans to seek additional capital through a private placement and public offering of its common stock.  The financial statements do not include any adjustments relating to the recoverability and classifications of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

F8

FIRST CORPORATION

(An Exploration Stage Company)

BALANCE SHEETS

March 31, 2007 and September 30 2006

 (Prepared by Management)

		March 31,	September 30,
		2007	2006
ASSETS
Current Cash		$ 723	$ 1,118

Total Current Assets		723	1,118
Total Assets		$ 723	$ 1,118

LIABILITIES

Current
Accounts Payable		4,025	-
Advance from Shareholder		6,500	6,500
Total Current Liabilities		10,525	6,500

STOCKHOLDERS’ DEFICIENCY

Preferred stock
10,000,000	shares authorized, $0.001 par value
None issued
Common stock
100,000,000	shares authorized, $0.001 par value
11,510,000	shares issued	11,510	11,510
Additional paid-in capital		30,840	30,840
Deficit accumulated during the development stage		(52,152)	(47,732)

Total Stockholders Equity (Deficit)		(9,802)	(5,382)

Total Liabilities and Shareholder Equity (Deficit)		$ 723	$ 1,118

SEE ATTACHED NOTES

F9

FIRST CORPORATION

(An Exploration Stage Company)

STATEMENTS OF OPERATIONS

for the three months ended March 31, 2007 and 2005

and for the period December 27, 1995 (Inception) to March 31, 2007

 (Prepared by Management)

Six Months December 27, 1995 Ended (Inception) through March 31 March 31
	2007	2006	2007
Expenses
Mineral exploration costs	$ -	$ -	$ 10,700
Writ off mineral claim	-	-	15,000
General and administrative	4,420	247	26,452

Total Operating Expenses	4,420	247	52,152

Net Loss	$ (4,420	$ (247)	$ (52,152)

Weighted Average Common Shares Outstanding	11,510,000	11,510,000

Net Loss Per Share (Basic and Fully Dilutive)	(0.00)	(0.00)

SEE ATTACHED NOTES

F10

FIRST CORPORATION

(An Exploration Stage Company)

STATEMENT OF CASH FLOWS

for the three months ended March 31, 2007 and 2006

and for the period December 27, 1995 (Inception) to March 31, 2007

 (Prepared by Management)

			December 27, 1995
			(Inception)
			To
	March 31,		March 31,
	2007	2006	2007

Operating Activities
Net loss for the period	$ (4,420)	$ (247)-	$ (52,152)
Adjustments to reconcile Net (loss) to Net Cash Provided by Operating Activities:
Accounts payable	4,025	-	4,025
Issuance of stock for services rendered	-	-	15,750
Write off mineral claims	-	-	15,000
	.	.	.
Net Cash Used in Operating Activities	(395)	(247)	(17,377)

Cash Flows from Investing Activities			-
Acquisition mineral claims	-	-	(15,000)
Net Cash Provided by Investing Activities	-	-	(15,000)

Financing Activity
Proceeds from note payable to related party	-	-	15,000
Repayment of note payable to related party	-	-	(15,000)
Advance from shareholder	-	-	6,500
Issuance of common stock	-	-	26,600
Net Cash Provided by Financing Activities	-	-	33,100

Increase (decrease) in cash during the period	(395)	-	723

Cash, beginning of the period	1,118	1,724	-

Cash, end of the period	$ 723	$ 1,724	$ 723

Non-cash Investing and Financing Activities
Issuance of stock for Services	$	$	$ 15,750

SEE ATTACHED NOTES

F11

FIRST CORPORATION

(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

MARCH 31, 2007

Note 1

Reporting

                  The accompanying unaudited financial statements have been prepared by FIRST CORPORATION (the “Company”) pursuant to the rules and regulations of the United States Securities and Exchange Commission.  Certain information and disclosures normally include in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations.  In the opinion of management all adjustments and disclosures necessary for a fair presentation of these financial statements have been included.  Such adjustments consist of normal recurring adjustments.  These financial statements should be read in conjunction with the audited financial statements of the Company for the fiscal year ended September 30, 2006, as filed with the United States Securities and Exchange Commission.

Note 2

Continuance of Operations

The financial statements have been prepared using generally accepted accounting in the United States of America applicable for a going concern which assumes that the Company will realize its assets and discharge its liabilities in the ordinary course of business.  At March 31, 2007 the Company has a working capital deficiency of   $5,382 which is not sufficient to meet its planned business objectives or to fund mineral property expenditures and ongoing operations for the next twelve months.  The Company has accumulated losses of $52,152 since its commencement and has not yet achieved profitable operations.  Its ability to continue as a going concern is dependent on the ability of the Company to obtain the necessary financing to meet its obligations and pay its liabilities arising from normal business operations when they become due.

These financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.  The Company anticipates that additional funding will be in the form of equity financing from the sale of common stock.  The Company may also seek to obtain short-term loans from the directors of the Company.

Note 3

Mineral Property

By an agreement dated January14, 2005 the Company acquired from the President of the Company a 100% interest in 22 mineral claims located in the Thunder Bay Mining District, Abrey Township, Ontario, Canada in net consideration of 7,500,000 common shares of the Company. This net figure reflects all stock splits and a surrender by the President of the registrant of 5,000,000 shares of common stock for cancellation.

Note 4

Related Party Transaction – Note 3

Included in the accounts payable and accrued liabilities at September 30, 2006 is $6,500 due to a related party.  The amount is unsecured, non-interest bearing and has no specific terms of repayment.

Note 5

Share Capital – Note 3

On October 10, 2004 the Company forward split its issued and outstanding common shares on a two-for-one (2-1) basis; on September 20, 2005 the Company further split it issued and outstanding shares on a five to two (5 – 2) and decreased the par value per common share to $0.0001.

Note 6

Subsequent to the end of this reporting period, the officers and directors of the registrant advanced $20,500; $20,000 to pay for a portion of its phase one exploration program and an additional $500 for current administrative and accounting invoices.         F12

Changes in and Disagreements with Accountants

None

Available Information

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company and are not necessarily complete. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving the company. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

We are not currently subject to the Securities Exchange Act of 1934 and currently are not required to, and do not, deliver annual, quarterly or special reports to shareholders. We will not deliver such reports to our shareholders until after, and if, this offering is declared effective by the SEC. Once such effectiveness is granted, if ever, we will deliver annual reports to securities holders containing audited financial statements as well as complying with other SEC and state filing requirements.

Dealer Prospectus Delivery Obligation

Until 180 days from the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required in the Prospectus

Item 24.  Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the laws of the State of Colorado and our bylaws.  Director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

1.

a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.

violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.

a transaction from which the director derived an improper personal profit; and

4.

willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Colorado law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.

such indemnification is expressly required to be made by law;

2.

the proceeding was authorized by our Board of Directors;

3.

such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under   Colorado law; or

4.

such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination  is made  demonstrate clearly and convincingly that such  person acted  in bad faith or in a manner that such person did  not believe to be in or not opposed to our best interests.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:
Securities and Exchange Commission registration fee $ 45.00
Accounting fees and expenses 7,000.00
Legal fees and expenses 15,000.00
Printing 5,000.00
EDGAR filing fees 4,955.00
Total $32,000.00

All amounts are estimates other than the Commission's registration fee.

59

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26.  Recent Sales of Unregistered Securities

Our original incorporator and President, Inge Kerster was issued 750,000 shares of our common stock on December 27, 1997 for her time, effort and expense in forming First Corporation, at a deemed price of $0.001 per share. The offer and sale of such shares of our common stock were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Regulation S, Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act, based on the following: (a) the investors confirmed to us that they were “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our company; (d) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

On April 1, 1999 two individuals, both non-US persons were issued 150,000 shares of our common stock each at a price of $0.002. These individuals are sophisticated investors and have knowledge and experience in financial and business matters that make them capable of evaluating

The offer and sale of such shares of our common stock were affected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Regulation S promulgated under the Securities Act.  The Investor acknowledged the following: Subscriber is not a United States Person, nor is the Subscriber acquiring the Shares directly or indirectly for the account or benefit of a United States Person ; Subscriber had the such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities ..  None of the funds used by the Subscriber to purchase the Units have been obtained from United States Persons. For purposes of this Agreement, “United States Person” within the meaning of U.S. tax laws, means a citizen or resident of the United States, any former U.S. citizen subject to Section 877 of the Internal Revenue Code, any corporation, or partnership organized or existing under the laws of the United States of America or any state, jurisdiction, territory or possession thereof and any estate or trust the income of which is subject to U.S. federal income tax irrespective of its source, and within the meaning of U.S. securities laws, as defined in Rule 902(o) of Regulation S, means:

(i)

any natural person resident in the United States;

(ii)

 any partnership or corporation organized or incorporated under the laws of the United States;

(iii)

any estate of which any executor or administrator is a U.S. person;

(iv)

any trust of which any trustee is a U.S. person;

(v)

any agency or branch of a foreign entity located in the United States;

(vi)

any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(vii)

any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

(viii)

 any partnership or corporation if organized under the laws of any foreign jurisdiction, and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.

October 5, 2004 we issued to several individuals in the United States and Canada a total of 44,000 common shares @ $.50 per share. These shares were issued under Section 4(2) for US residents and Regulation S for non-US subscribers. All of these investors are close friends, relatives or business acquaintances of Inge Kerster, our previous officer and director.  A complete list of these subscribers and their level of sophistication follows:

Name of Shareholder	Shares owned	Relationship	Exemption	Level of Sophistication
Daniel O’Shaughnessy Corey Nikoloric	5,000 5,000	Business acquaintance Friend	Rule 504 Rule 504	Very High Moderate
Tom J. Charlton	10,000	Business Associate	Regulation S	Very High
Timothy K. Wong	10,000	Friend and Business Associate	Rule 504	Very High
Kathleen F. Sullivan	10,000	Friend	Rule 504	High
Ronald Chan	10,000	Business Acquaintance	Regulation S	High
Anne Dysart	10,000	Business Acquaintance	Regulation S	Wife of Mr. Chan
Janet Loss	10,000	Former CPA of Inge Kerster	Rule 504	High
Timothy E. Conlon	10,000	Business acquaintance	Rule 504	High
Edward G. Byrd	10,000	Chartered Accountant and business associate	Regulation S	Very High
Sarah C. N. Byrd	10,000	Daughter of Edward Byrd
Darryl Culp	10,000	Business acquaintance	Regulation S	High
Brent Jardine	10,000	Business acquaintance	Regulation S	Very High
Ralph Biggar	10,000	Business acquaintance	Regulation S	Very High
John Azzolini	10,000	Friend and business associate	Regulation S	Very High
Paul Fong	10,000	Business acquaintance	Regulation S	Very High
Patricia A. Tarantino	10,000	Friend	Rule 504	Moderate
James F. Conway	10,000	Friend	Rule 504	High
Doug Kincaid	10,000	Friend	Rule 504	High
Martin O’Shaughnessy	10,000	Business acquaintance	Rule 504	High
Robert D. Welliver	10,000	Friend	Rule 504	Moderate
Mary Elizabeth Walters	10,000	Friend	Rule 504	Moderate

All of the above subscribers are at minimum, moderately sophisticated and include lawyers, CPAs, professional investors and friends that have done business with Ms. Kerster in the past. Most of our subscribers are experienced stock market investors, some qualifying as accredited investors as defined in the Act.  We have described these investors in referring to their level of sophistication as “High” and “very high”  as we confirmed that they had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities.   We have used the term moderate for some of our shareholders.  They, as a rule, are not regular investors in the stock market other than those investments in mutual funds and 401K contributions. Each subscriber executed our standard subscription agreement.  The points covered in this agreement address all aspects of the investment.  It is our belief that anyone, regardless of their level of sophistication, upon reading and completing this agreement would have adequate knowledge on which to base a decision as to whether they should participate.  Points covered by out agreement are as follows:

1.

Representations and Warranties.   I hereby represent and warrant to the Company that:

i.1

My present financial condition is such that I am under no present or contemplated future need to dispose of any portion of the Shares and am able to bear the economic risk of such acquisition.

i.2

I have both the knowledge and experience in financial matters sufficient to evaluate the acquisition of the Shares and am able to bear the economic risk of such acquisition.

            1.3       The Shares will be acquired by me for investment only, for my own account, and not with a view to resale, or offer for sale, or for sale in connection with the distribution or transfer thereof.  The Shares are not being purchased for subdivision or fractionalization thereof.  I have no contract, undertaking, agreement, arrangement, or plans with any person or entity to sell, hypothecate, pledge, donate, or otherwise transfer to any such person or entity all or any part of the Shares.  No one other than me has or will have any beneficial interest in the Shares.

2.

2. Acknowledgment of Certain Facts.   I acknowledge my awareness and understanding of the following:

2.1

No federal or state agency has made any finding or determination as to the fairness for public investment, nor any recommendation or endorsement of the Shares.

2.2

There are restrictions on the transferability of the Shares, there will be a limited market, if any, for the Shares, and accordingly, it may not be possible for me to liquidate readily, or at all, my investment in the Company in case of an emergency or otherwise.

2.3

The Shares have not been registered under the Securities Act of 1933 (the “Act”) or applicable state securities laws.  It is the current intent of the Company to operate its business so as not to require any such registration.  This may limit significantly the transferability of the Shares.

2.4

The Shares may not be sold, transferred or otherwise disposed of without registration under the Act and any applicable state securities laws, or exemptions there from, and, in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Act and any applicable state securities laws, the Shares must by held by me indefinitely.  In the absence of an effective registration statement covering the Shares, I will not sell, transfer, assign or otherwise dispose of the Shares except in the manner consistent with my representations set forth herein, and then only in accordance with the provisions of Section 3 below.

2.5

The Company does not file, and does not in the foreseeable future contemplate filing, periodic reports in accordance with the provisions of paragraph 13 or 15(d) of the Securities Exchange Act of 1934, and the Company has not agreed to register any of its securities for distribution in accordance with the provisions of the Act or to take any actions respecting the obtaining of an exemption from registration for such securities or any transaction with respect thereto.

2.6

The Shares will have a legend printed on the back of the certificate issued to me (i) stating that the Shares have not been registered; (ii) setting forth the restriction on transfer contemplated hereby (iii) requiring the placement of a stop transfer order on the books of the Company with any transfer agents against the Shares until the Shares may be legally resold or distributed.

2.7

I understand that this subscription may be rejected in whole or in part, in the sole discretion of the Company.

3.

Securities Laws.  I agree that in no event will I sell, transfer, assign or otherwise dispose of any of the Shares (other than pursuant to an effective registration statement under the Act and applicable state securities laws) unless and until (i) I shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the disposition; and (ii) if requested by the Company, at my expense, I shall have furnished to the Company an opinion of counsel, reasonably satisfactory to the Company, to the effect that such transfer may be made without registration under the Act or any applicable state securities laws.  I agree that the Shares will not be transferable under any circumstances, except upon the conditions specified in this Section 3

Acknowledgement of Access to Records.   I acknowledge that I have been furnished with and have reviewed the documents, records, books, and financial information pertaining to this investment, which my professional advisors or I deem necessary to evaluate the merits and risks of the purchase of the Shares.  I have had the opportunity to ask questions of, and receive answers from, the Company’s officers and directors concerning the Company, any of the information I have reviewed and received, and the terms and conditions of the purchase of the Shares.  I also have had the opportunity to obtain any additional information my professional advisors or I deem necessary to verity the accuracy of any information obtained concerning the Shares or the Company.  Neither the Company nor any of its manager, officer or directors has made any representations or warranties regarding the future performance or profitability of the Company.

4.

Indemnification.  I understand that the Company is relying upon information provided by me to qualify for exemptions under the Act, and other applicable securities laws.

5.

Successors and Assigns.   This subscription shall be binding upon me and shall inure to the benefit of the Company, its officer and directors, and his, her or its respective heirs, personal representatives, successors, and assigns. Neither this subscription nor any part of it is assignable by me.

6.

Colorado Law.   The terms and provisions of this subscription and any dispute arising hereunder shall be governed by the laws of the State of Colorado.

On October 10, 2004 all issued and outstanding common shares were forward split on a 2 for 1 basis. This action was taken by unanimous vote of the registrant’s Board of Directors and new shares were issued in reliance on the exemptions provided by Section 3(a)(9)of the Act. Additional shares were issued only to holders of record of the common stock of First Corporation.

On December 20, 2004 we issued 16,000 shares to one individual at a price of $0.25 per share. These shares were issued under the exemption provided by Rule 504 of the Act.

On October 12, 2004 we issued our President and Chief Executive Officer 5,000,000 shares of our common stock at a deemed price of $0.003 per share to acquire a 100% interest in the FirstCorp claims. These shares were issued in reliance on the exemption provided by Section 4 (2) of the Act.

On September 20, 2005 we forward split our issued and outstanding shares on a 5-2 basis and our president and secretary gifted back for cancellation 5,000,000 and 1,500,000 shares respectively. The issuance of these shares was made in reliance on the exemptions provided by Section 3(a)(9) of the Securities Act and shares were issued only to shareholders of record on an equal basis.

All purchasers represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends will be affixed to the stock certificates issued, where applicable.  All investors were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

The aggregate deemed value of the shares we issued to Mr. Forst was $15,000. These securities are restricted pursuant to Rule 144. Appropriate legends will be affixed to the stock certificates representing these shares. The transaction was exempt from registration pursuant to Section 4(2)

of the Securities Act because it was a transaction by an issuer not involving a public offering, the recipient had sufficient knowledge and experience in financial and business matters and was able to evaluate the merits and risks of an investment in the issuer, it had access to the type of information normally provided in a prospectus and the transaction was non-recurring and privately negotiated. Mr. Forst has since sold his shares to Mr. Todd Larsen in a privately negotiated transaction and are restricted pursuant to Rule 144.

The offer and sale of the securities above were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) and Regulation S of the Securities Act, based on the following:

(a)

the investors confirmed to us that they were “accredited investors,” as defined in Rule 501 of

Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities;

(b) there was no public offering or general solicitation with respect to the offering;

(c) the investors were provided with certain disclosure materials and all other information requested with respect to our company;

(d) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and

(e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequent registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

For non-United States entities, we completed the offering pursuant to Rule 903 of Regulation S (i.e., Category 3) of the Securities Act. Each purchaser represented to us in the subscription agreement that he was a non-U.S. person as defined in Regulation S.

Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution.  Each non-resident purchaser represented to us that he will resell such securities only in accordance with the provisions of Regulation S which prohibit sales to or for the benefit of a U.S. person, pursuant to registration under the Act, or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the Act. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S and which, among other things, precludes transfers except as provided above.

Each purchaser was given adequate access to sufficient information about us to make an informed investment decision.  None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  Each subscription agreement precluded transfer except under the above conditions.  No registration rights were granted to any of the purchasers. We did not utilize an underwriter for any of the foregoing.

Item 27. Exhibits.

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation – incorporated by reference
3.2	By-Laws – incorporated by reference
5.1 10.1	Opinion of Joseph I. Emas, with consent to use (updated) Subscription Agreement – incorporated by reference
23.1	Consent of Independent Auditors (updated)
23.2 99.1	Consent of Counsel (Included in Exhibit 5.1) Letter of Commitment from registrant’s officers and director
99.3	Escrow Agreement – incorporated by reference
99.4	Purchase Agreement – incorporated by reference

64

Item 28.  Undertakings.

(a)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(2) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(3) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(4) To include any material information with respect to the plan of distribution not      previously disclosed in the Registration Statement or any material change to such information in the Registration Statement

(i) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(ii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(c)The undersigned registrant hereby undertakes:

that, for purposes of determining any liability under the Securities Act, to any purchaser in the initial  distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be the seller to the purchaser and will be considered  to offer or sell such securities to such purchaser:

i

Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering being required to be filled pursuant to Rule 424;

ii

Any free writing prospectus relating to the offering required to be filed prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv

Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

     (d) The undersigned registrant herby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

1.

If the small business issuer is relying on Rule 430B:

i

Each prospectus filed by the undersigned small business purchaser pursuant to Rule 424(b)(3) shall be deemed to be part of the registration as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii

Each prospectus required to be filed pursuant to Rule 424(b)(2) relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of The Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities of the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such  date shall deemed to be a new effective date of the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Calgary, AB on May 5, 2007.

First Corporation

By:  /s/ Todd Larsen

             Todd Larsen, Director, President and Chief Executive Officer

By: /s/  Sheryl Cousineau

Sheryl Cousineau, Director, Secretary Treasurer, Chief Financial Officer and Principal Accounting Officer

Each person whose signature appears below hereby constitutes and appoints Todd Larsen and Sheryl Cousineau, each of them severally his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462 (b) of the Securities Act of 1933, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 8 to the Registration Statement has been signed on this 25th day of February, 2007 by the persons and in the capacities indicated below.

Signature	Title
/s/ Todd Larsen Todd Larsen	Director, President, Chief Executive Officer	May 5, 2007

/s/ Sheryl Cousineau Sheryl Cousineau	Director, Secretary Treasurer, Chief Financial Officer and Principal Accounting Officer	May 5, 2007

The Company hereby acknowledges that:

•

the Company is responsible for the adequacy and accuracy of the disclosure in the filings;

•

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from talking any action with respect to the fling; and

•

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

EXHIBIT 5.1

OPINION AS TO LEGALITY

JOSEPH I. EMAS

ATTORNEY AT LAW

1224 Washington Avenue

Miami Beach, Florida 33139

Telephone                Facsimile

(305) 531-1174    (305) 531-1274

May 7 , 2007

United States Securities and Exchange Commission

Washington, D.C. 20549

Re:  First Corporation

            Ladies and Gentlemen:

I have acted as counsel for First Corporation, a Colorado corporation (the “Company”), in connection with the preparation of this registration statement on Form SB-2/A, (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the public offering (the “Offering”) of up to 260,000 shares (the “Registered Shares”) by existing shareholders of the Company and up to an additional 2,000,000 shares (the “Treasury Shares”) for an aggregate of 2, 260,000 shares (collectively, the Registered Shares and the Treasury Shares are referred to as the “Shares”) of the Company’s common stock (the “common stock”).

In rendering the opinion set forth below, I have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company’s Articles of Incorporation; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; (e) such statutes, records and other documents as I have deemed relevant and (f) certain representations made by the company, its counsel and its auditors; Colorado law including the statutory provisions, all applicable provisions of the Colorado law and reported judicial decisions interpreting those laws.   In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed. In addition, I opine upon Colorado law, including the statutory provisions, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws.

Based on the foregoing, I am also of the opinion that:

1.  The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Colorado, with corporate power to conduct its business as described in the Registration Statement.

2.   I am of the opinion that all of the Registered Shares are validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Colorado.

3.  All the Treasury shares described in the Registration Statement are duly and validly authorized and, upon the issuance thereof, will be duly and validly issued as fully paid and non-assessable.

I am also of the further opinion that Mr. Todd Larsen and Ms. Sheryl Cousineau, the Company’s officers and directors, will not be deemed to be a broker or dealer in connection with the Offering of the Treasury Shares pursuant to the Registration Statement.

I hereby consent to the Company’s filing of this legal opinion with the Securities and Exchange Commission as Exhibit 5.1 to its registration statement on Form SB-2.

Very truly yours:

/s/ Joseph I. Emas

    Joseph I. Emas

Exhibit 23.1

                       Consent of Independent Auditor

CONSENT OF INDEPENDENT AUDITORS

May 7 , 2007

We hereby consent to the inclusion in this Registration Statement on Form SB-2/A for First Corporation of our report dated January 19, 2007, relating to financial statements for the period from inception (December 27, 1995) to September 30, 2006.

/S/ Madsen Bros. & Associates

Madsen Bros.& Associates CPA’s, Inc.

Salt Lake City, Utah

EXHIBIT 99.1

CONTRACT WITH COAST GEOLOGICAL LTD.

This Agreement is made the twenty fourth day of April 2007

BETWEEN:
COAST MOUNTAIN GEOLOGICAL LTD. of P. O. Box 11604, 620-650 West Georgia Street, Vancouver, British Columbia V6B 4N9

(Hereinafter called the "Contractor")

OF THE FIRST PART

AND:
FIRST CORPORATION of 16 – 254 Midlake Boulevard, SW Calgary, Alberta T2X 3X6

(Hereinafter called the "Client")

OF THE SECOND PART

W H E R E A S:

A.

The Client is the owner or has an interest in the land/mineral claims described in Schedule "A" hereto (herein called the "Property");

B.

The Client requires the services of a contractor to perform the work and services outlined in outlined in Schedule "B" herein (herein called the "Work Program");

C.

The Contractor has agreed with the Client to undertake the Work Program on the terms and conditions herein contained.

NOW THEREFORE THIS AGREEMENT WITNESSETH that the consideration of the covenants and agreements herein contained the parties hereto agree as follows:

 1.

Definitions:

(a)

“AGREEMENT” shall mean this Service Agreement between Coast Mountain and J. Pacific Gold Inc. dated 24 April 2007, as amended from time to time, including all attachments, exhibits, and schedules hereto.

(b)

“BUDGET” shall mean the estimated cost of the Work Program as outlined in Schedule “C”.

(c)

“EFFECTIVE DATE” shall be 24 April 2007 and shall mean the date this Agreement becomes effective.

(d)

“PERSONNEL’ shall mean Coast Mountain’s permanent and temporary employees, officers and subcontractors involved in the execution and performance of the present Service Agreement.

(e)

“PROPERTY” shall mean Red Lake Mining District, Ontario as specified in Schedule ‘A’ hereto.

(f)

“SERVICE FEE” shall mean fee incurred by the Contractor for personnel, equipment, and services provided or supplied with respect to the Work Program plus an administration fee of 15%.                              71

(g)

“WORK PROGRAM” shall mean all of the services to be performed by Coast Mountain as designated in Schedule “B” as the work and services to be performed by the Contractor.

2.

Contractor's Services

 (a)

The Contractor shall perform the work and provide the services with respect to the Work Program as designated in the Budget as the work and services to be performed by the Contractor and, such additional work and services as may from time to time be mutually agreed to by the Contractor and the Client.

(b)

In the event that the Contractor is requested to perform any services or work which falls outside of the scope of the Work Program defined herein, it shall forthwith perform the same and the Client agrees to compensate the Contractor for such additional work and services performed.

(c)

The Contractor shall, in addition to the Work Program defined herein perform the following duties:

(i)

at the cost of the Client, apply for and maintain in full force and effect any and all governmental permits and approvals required for the lawful undertaking of the Work Program;

(ii)

comply with all terms and conditions applicable to the Client or the Work Program contained in any governmental permit or approval required or obtained for the lawful prosecution of the Work Program, or in any insurance policy affecting or covering the Work Program, or in any surety bond obtained in connection with the Work Program;

(iii)

furnishing such consultation and advice relating to the Work Program as may be reasonably requested from time to time by the Client;

(iv)

keeping the Client fully informed on a regular basis of the progress of the Work Program, including the preparation of such reports as are provided for herein or as may reasonably be requested by the Client and which are of a nature generally requested or expected of contractors on similar projects;

(d)

The Contractor shall prepare and distribute to the Client a  report on the progress of the Work Program every two weeks, which report shall include:

(i)

the cost incurred to date of the report for the Work Program;

(ii)

comparison of the costs of the Work Program contained in the budget with the actual costs of the Work Program to the date of the report;

(iii)

an estimate of any anticipated cost over-runs for any item contained in the Budget.

(e)

The Contractor shall hire and retain at the expense of the Contractor and as employees of the Contractor, and not as employees of the Client, such personnel as may be required to properly perform the Contractor's function hereunder.  The compensation, retention and performance of employees hired by the Contractor at its own expense shall be controlled exclusively by the Contractor, and the Contractor shall be responsible for complying with all laws and regulations affecting such employment, including the provision of any benefits or compensation requested by statute or contract.

3.

Budget

As soon as practicable after the Work Program has been determined, and in any event prior to commencement of the Work Program, the Contractor shall prepare and submit to the Client for its review and approval a budget for the Work Program (herein the "Budget") showing the estimated cost of the Work Program broken down by line item, including a reasonable allowance for contingencies and reserves.  The Contractor shall update the Budget as and when any material change occurs in the Work Program or in the assumptions of the items contained in the Budget.  The approval by the client of the Budget, including any amended Budget, shall constitute approval to the Contractor to make any expenditures described therein or actions reasonably necessary to carry out such budgeted expenditures.  The Contractor shall not proceed with any Work Program whether original or amended, until the Budget is approved by the Client. A draft budget is attached as Schedule “C” for the clients review.

4.

Compensation

(a)

As compensation for the services to be provided by the Contractor hereunder, the Client shall pay to the Contractor a "Service Fee" for the personnel, equipment and services provided or supplied with respect to the Work Program at the rates equal to the Contractor's charge out rates for such personnel, equipment and services as set forth in the Contract's “Charge Out

Rate Sheet” attached hereto as Schedule "B", plus a 15% administrative fee on all non-personnel items of expenditure. The Contractor shall prepare and deliver to the Client bi-monthly statements showing the amount of the Contractor's Service Fee for the preceding bi-monthly period and the Client shall cause the Contractor's Service to be paid within fifteen (15) days of the receipt of the said statement setting forth the Contractor's Service Fee.

(b)

Notwithstanding anything contained herein, the Client shall pay to the Contractor on account of the Service Fee to be paid to the Contractor in respect of personnel, equipment and services to be provided hereunder the sum of Twenty Thousand US Dollars (US$20,000), which sum shall be applied on account of the final statement of Service Fees to be rendered to the Client by the Contractor in respect of the Work Program.  In the event that the aforesaid sum paid by the Client to the Contractor shall exceed the amount of the Contractor's Service Fee, the Contractor shall refund the difference to the Client.

(c)

The payment of the aforesaid Service Fee shall constitute full and complete payment to the Contractor, and to all of its officers, employees, principals and subcontractors, for all personnel, equipment and services provided by the Contractor with respect to the Work Program at any time prior to or following the execution of this Agreement, except only for such additional fees and charges as shall be agreed to in writing by the Client and the Contractor.

(d)

In the event that the Client directs or instructs the Contractor to perform or furnish any services or work which falls outside the scope of the Work Program and/or the services to be provided herein, the Contractor shall be entitled to receive such additional compensation as shall be mutually agreed upon, or in the absence of such agreement as shall be reasonable and equitable under the circumstances.

5.

Duration and Termination

The initial term during which Coast Mountain shall be obligated to perform the work and services under the present agreement shall commence on the effective date and end upon final Completion of the Work Program.

Early Termination

This Agreement shall terminate and be at an end in the event that:

(a)

Termination by Mutual Agreement

The Parties may mutually agree to terminate this Agreement;

74

(b)

Termination for Contractor’s bankruptcy or insolvency

The Client shall have the right to terminate the present Agreement upon 30 (thirty) days written notice to the Contractor in the event the Contractor files a voluntary assignment in bankruptcy or is be adjudicated a bankrupt or insolvent, or files any petition seeking a reorganization arrangement, liquidation, dissolution or similar relief under any present or future law relating to bankruptcy, insolvency or other relief for debtors or shall seek, consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of the Contractor, or of all or a substantial part of its assets;

(c)

Termination for non-performance of work and services by Contractor

In the event the Contractor fails to perform the Work Program in the manner or within the time required or commits or permits a breach of or default in any of its duties, liabilities or obligations hereunder and fails to fully cure or remedy such failure, breach or default within thirty (30) days after written notice specifying the nature of such failure, breach or default by the Contractor, or if such breach or default cannot be reasonably cured within the said thirty (30) days, fails to commence such cure or remedy within the said thirty (30) day period or at any time thereafter fails to diligently prosecute such cure or remedy to completion, the Client shall have the right to terminate the Agreement upon 30 (thirty) days written notice to the Contractor. If the Contractor fails repeatedly to perform its obligations under this Agreement in a timely or satisfactory fashion and thereby materially interferes with the Client's schedule for completion of the Work Program; provided that the Client has previously notified the Contractor in writing of one or more prior failures to perform in a timely or satisfactory fashion and the Contractor has failed to or could not correct such prior failure, and, in one or more subsequent instances, has failed to perform its obligations in a timely or satisfactory fashion, the Client shall have the right to terminate the Agreement upon 30 (thirty) days written notice to the Contractor.

(d)

Termination for non-payment of Service Fee by Client

In the event the Client fails to pay the Contractor's Service Fee from time to time as and when the Service Fee shall be due and payable, the Contractor shall have the right to terminate the Agreement upon 30 (thirty) days notice to the Client.

(e)

Termination for change in control

In the event of the Client disposing of all or any part of its interest in the Property prior to the completion of the Work Program by the Contractor without the prior consent of the Contractor, the Contractor shall have the right to terminate the Agreement upon 30 (thirty) days written notice.

(f)

Termination for non-approval for Amended Budget, Excessive, Unnecessary or Unreasonable Costs

The client shall have the right to terminate the Agreement upon 30 (thirty) days written notice in the event that:

(i)

the Client does not approve any amended Budget or Work Program submitted to it by the Contractor;

(ii)

the cost of carrying out the Work Program exceeds the Budget by an amount exceeding fifteen(15%) percent of the Budget;

(iii)

the contractor incurs costs which are unnecessary or unreasonable and not in accordance with prudent and generally accepted industry practices.

6.

Ownership of Information and Material

The Contractor shall, upon completion of the Work Program or any sooner termination of this Agreement, deliver to the Client all written data and information generated by or for the Client in connection with the Work Program, and all drawings, plans, books, records, contracts, agreements and all other data, information and documents in its possession relating to its services or the Work Program, and the Client shall have the right to use the same without further compensation to the Contractor.  The Contractor agrees, for itself and all personnel retained or employed by the Contractor in performing its services, to hold in confidence and not to use or disclose to others any confidential or proprietary information or data of the Client which came within the knowledge of the Contractor as a result of its services, except where (i) the Client specifically authorizes the Contractor to disclose any of the foregoing to others or such disclosure reasonably results from the performance of the Contractor's services hereunder, or (ii) such data or information shall have theretofore been made publicly available by parties other than the Contractor or any such persons.

7.

Insurance

The Contractor shall, while providing any services for or on behalf of the Client hereunder, maintain insurance coverage, which insurance coverage shall include general liability insurance covering claims for personal injury, including but not limited to bodily injury or property damage, occurring in or upon the Property.  Such insurance shall cover the Client and the Contractor, and shall include broad blanket contractual liability, broad form property damage and full form personal injury (including but not limited to bodily injury), covering the performance of all work or services at or from the Property by the Contractor.

.

Licences

The Contractor shall, at its own expense, qualify to do business and obtain and maintain such licenses as may be required for the performance by the Contractor of its services.

9.

Indemnity

(a)

The Contractor hereby agrees to indemnify, defend and hold harmless the Client from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including reasonable legal fees), arising directly or indirectly, in whole or in part, out of the negligence or any willful act or omission of the Contractor, or any of its officers, directors, agents or employees in connection with this Agreement or the Contractor's services or work hereunder,  within the scope of its duties or authority hereunder.  The provisions of this paragraph shall survive the termination of this Agreement.

(b)

The Client hereby agrees to indemnify, defend and hold harmless the Contractor, its officers, directors and employees, from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including reasonable legal fees), arising directly or indirectly in whole or in part, out of any action taken by the Contractor within the scope of its duties or authority hereunder, excluding only such of the foregoing as result from the negligent or willful act of the Contractor, its officers, directors, agents and employees.  The provisions of this paragraph shall survive the completion of the Contractor's services hereunder or any earlier termination of this Agreement.

10.

Independent Contractor

In performing its services hereunder, the Contractor shall be an independent contractor and not an employee or agent of the Client.

11.

Tax and Contributions

The Contractor assumes full and exclusive responsibility and liability for withholding and paying, as may be required by law, all federal and provincial taxes and contributions, with respect to, assessed against, or measured by the Contractor's earnings hereunder, or salaries or other contributions or benefits paid or made available to any person retained, employed or used by or for the Contractor in connection with its services, and any and all other taxes and contributions applicable to its services for which the Contractor may be responsible under any laws or regulations, and shall make all returns and/or reports required in connection with any and all such laws, regulations, taxes, contribution and benefits.

12.

Severability

Each provision of this Agreement is intended to be severable.  If any term or provision hereof shall be determined by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such provision shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement.

13.

Legal Fees

In the event either of the parties hereto shall institute any action or proceeding against the other party relating to this Agreement, the unsuccessful party in such action or proceeding shall reimburse the successful party for its disbursements incurred in connection therewith and for its reasonable fees as fixed by the Court.

14.

Waiver - Consents

No consent or waiver, express or implied, by either party hereto or of any breach or default by the other party in the performance by the other of its obligations hereunder shall be valid unless in writing and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or other obligations of such party hereunder.  Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.  The granting of any consent or approval in any one instance by or on behalf of any party hereto shall not be construed to waive or limit the need for such consent in any other or subsequent instance.

15.

Governing Law

This Agreement is entered into in the Province of British Columbia and shall be governed by the laws thereof.

16.

Time of Essence

Subject to the provision of Paragraph 17, time is of the essence in the performance of this Agreement.

17.

Force Majeure

A delay in or failure of performance by either party hereto other than the payment of money, shall not constitute a default, nor shall the Client or the Contractor be held liable for loss or damage, if and to the extent that such delay, failure, loss or damage is caused by occurrences beyond the reasonable control of such party, and its agents, employees, contractors, subcontractors and consultants, including but not limited to Acts of God, expropriation or confiscation of facilities, compliance with any order or request of any governmental authority or person purporting to act therefore, acts of declared or undeclared war, weapon of war employing atomic fission or radioactive force, whether in the time of peace or war, public disorders, rebellion, sabotage, revolution, earthquake, floods, riots, strikes, labour or employment difficulties, delays in transportation, inability of a party to obtain necessary materials or equipment or permits due to existing or future laws, rules or regulations of governmental authorities, or any other causes, whether direct or indirect, and whether or not of the same class or kind as those specifically above named, not within the reasonable control of such party, or its agents, employees, contractors, subcontractors and consultants, and which by the exercise of reasonable diligence the said party is unable to prevent.  However, (i) the Contractor shall not be entitled to the benefits of this Paragraph 17 unless it gives prompt written notice to the Client of the existence of any event, occurrence or condition which it believes permits a delay in the performance of its obligations pursuant to this Paragraph 17, and (ii) no such event, occurrence or condition referred to in this Paragraph 17 shall prevent the parties  from terminating this Agreement pursuant to Paragraph 5.

18.

Assignment and Subcontracts

This Agreement is personal to the Contractor and the Contractor shall have no right, power, or authority to assign this Agreement, or any portion hereof or any monies due or to become due hereunder, or to delegate any duties or obligation arising hereunder, either voluntarily, involuntarily or by operation of law without the prior written approval of the Client.  The Contractor shall not have any right, power or authority to subcontract its services, or any portion thereof without the prior written approval of the Client.  Any approval by the Client of any subcontract of the Contractor's services or any part thereof shall not be construed to make the Client a party to such subcontract or to expose the Client to any claims or liabilities arising thereunder.  The Client shall have the right to assign this Agreement, but such assignment shall not discharge or release the Client from its duties and obligations to the Contractor in the event that the Client's assignee does not perform such duties and obligations.  Without waiver of the foregoing provisions, all of the rights, benefits, duties, liabilities, and obligations of the parties hereto shall inure to the benefit of and be binding upon their respective successors and assigns.

19.

Arbitration

                 (a)

Any and all disputes arising out of or in connection with the present Agreement shall be referred to Arbitration, conducted in accordance with the provisions contained in Commercial Arbitration Act of British Columbia or any subsequent amendments, modifications or re-enactment thereof.

(b)

The arbitration shall be conducted by three arbitrators selected by the parties. The place of Arbitration shall be Vancouver, British Columbia and the proceedings of the arbitration would be conducted in English.

(c)

The award rendered by the arbitrators in any such proceedings would be final and binding on the parties and may be entered in any court having jurisdiction thereof.

(d)

All fees and expenses of the arbitrators and all other expenses of the arbitration, except for legal fees, shall be shared equally by the parties to such arbitration.  Each party shall bear its own legal fees.

(d)

The arbitration clause shall be applicable to any dispute arising out of, incidental to or in connection with the present Agreement, even after the expiry of the present Agreement.

20.

Modification of Agreement

This Agreement constitutes the entire agreement between the parties hereto.  To be effective any modifications of this Agreement must be in writing and signed by the party to be charged thereby.

21.

Headings

The headings of the Paragraphs of this Agreement are inserted for convenience of reference only and shall not in any manner affect the construction or meaning of anything herein contained or govern the rights or liabilities of the parties hereto.

22.

Interpretation

Whenever the content requires, all words used in the singular number shall be deemed to include the plural and vice versa, and each gender shall include any other gender.

23.

Notices

All notices, requests and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received upon personal delivery or, if mailed, upon the first to occur of actual receipt of forty-eight (48) hours after being placed in a regularly maintained receptacle for the deposit of mail, postage prepaid, registered or certified mail, with return receipt requested, addressed to the above parties as follows:

CLIENT:

FIRST CORPORATION

16 – 254 Midlake Boulevard, SW Calgary, Alberta T2X 3X6

TELEPHONE NUMBER: 403-256-6730, FACSIMILE NUMBER:_403-256-3302

CONTRACTOR:

COAST MOUNTAIN GEOLOGICAL LTD.

P.O. Box 11604 Suite 620-650 West Georgia Street, Vancouver, B.C.  V6B 4N9

TELEPHONE NUMBER:(604) 681-0209, FACSIMILE NUMBER:(604) 687-4670

Notice of a change in address of one of the parties shall be given in writing to the other party as provided above, but shall be effective only upon actual receipt.

IN WITNESS WHEREOF, the parties have hereunto set their hands as of the day and year first above written.

WITNESS:

FIRST CORPORATION

_______________________________________________  _________________________________

by its authorized signatories

_______________________________________________

_______________________________________________

Print full name and address

WITNESS:

COAST MOUNTAIN GEOLOGICAL LTD.

_______________________________________________

_________________________________

by its authorized signatories

_______________________________________________

_______________________________________________

Print full name and address

SCHEDULE "A"

PROPERTY DESCRIPTION

Red Lake Mining District, Ontario

The KRL 3019642 and KRL 3019643 claims are located in the Red Lake Mining District in Northwest Ontario, southeast of the Red Lake gold mining camp. The claims are also situated at the southwest end of what is known as the Confederation Lakes Area.

SCHEDULE "B"

DESCRIPTION OF WORK AND SERVICES

TO BE PERFORMED BY CONTRACTOR AND CHARGES

Subject to weather conditions permitting, the Contractor shall, during the period between May 1, 2007 and May 30, 2007, perform services described in this schedule.

The Contractor shall perform a magnetic survey on the property as described in Schedule “A” herein.

In addition to the charge out rates below, all expenses incurred by Coast Mountain Geological Ltd. while performing such agreed services will be charged at cost plus 15%.

Charge-out rates:

Sr. Geophysical Tech:

US$500/day

Geophysical Tech:

US$400/day

Magnetometer Rental

Cost + 15%

SCHEDULE “C”

DRAFT BUDGET

Magnetic Survey on the KRL 3019642 and KRL 3019643 Claims

Duration:		May 1, 2007 to May 30, 2007

Personnel
Sr. Geophysical Tech.	11.00	days	@	$ 500.00	$ 5,500.00
Geophysical Tech.	11.00	days	@	$ 400.00	4,400.00
						$ 9,900.00

Rentals
Magnetometer						2,500.00

Expenses
Freight					$ 500.00
Transportation					1,000.00
Consumables					500.00
						2,000.00

Report Writing						3,500.00
		Subtotal				$ 17,900.00
		10% Contingency				1,790.00
		TOTAL				$ 19,690.00

		SAY				$ 20,000.00